UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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WEC Energy Group

NOTICE OF 2020 ANNUAL MEETING AND PROXY STATEMENT

P-1

An Energy Industry Leader
WEC Energy Group is one of the nation’s leading energy companies, with the operational expertise and financial resources to meet the electricity and natural gas needs of customers across the Midwest.

WEC Energy Group	P-2	2020 Proxy Statement

Dear Fellow Stockholders

On behalf of our Board of Directors, I cordially invite you to attend WEC Energy Group’s Annual Meeting of Stockholders. We look forward to hosting this year’s meeting at the New York Stock Exchange, following their invitation to recognize the company’s long-standing listing on the Exchange.
During 2019, in my role as Executive Chairman, I had the opportunity to meet with investors from across the United States, Europe, Asia and Australia - sharing information about our company and receiving input from our investors. These constructive dialogues informed our Board’s decision making throughout the year.
As we approach our Annual Meeting of Stockholders, I’m pleased to highlight several key areas of focus for the Board over the past year - highlighting our efforts to grow shareholder value, achieve our sustainability objectives, and deliver safe, reliable and affordable energy to our customers.
Record-setting Financial Results

•	Reported record earnings from operations.

•	Achieved a 37% total shareholder return - surpassing the performance of the major market indices.

Substantial Progress on Commitment to Deliver Clean Energy Future

•	Met and exceeded our 2030 goal of reducing carbon emissions by 40% below 2005 levels.

•
Set - and are already more than half-way toward meeting - a goal to reduce the rate of methane emissions from our natural gas distribution lines. A key factor in achieving this goal is our ongoing work to modernize Chicago’s natural gas distribution network.

Seamless Execution of Board and Management Succession Plans

•	Replaced two independent directors who completed their service with two new, independent board members, reducing the Board’s average tenure and enhancing the diversity of director skills.

•	Maintained active oversight of the succession planning process for executive management to foster a deep talent bench and enable effective leadership succession.

Continued, Strong Linkage between Pay and Performance

•	Included challenging financial and ESG metrics in our incentive compensation program.

•
Tied approximately 81% of our CEO’s total direct compensation to the achievement of our short-term and long-term goals, resulting in a substantial portion of pay being “at risk.” An average of 78% of total direct compensation for the other named executive officers was “at risk.”

I ask for your support of the three proposals requiring a vote at this year’s Annual Meeting. And, as always, we welcome your continued engagement. Thank you for your confidence in WEC Energy Group.

Gale E. Klappa
Executive Chairman

WEC Energy Group	P-3	2020 Proxy Statement

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WEC Energy Group	P-4	2020 Proxy Statement

Table of Contents

P-6	Notice of 2020 Annual Meeting of Stockholders

P-7	Proxy Summary

P-11	Proxy Statement

P-11	Proposal 1: Election of Directors-Terms Expiring in 2021

P-12	Director Nomination and Evaluation Process

P-12	Director Qualifications

P-13	Director Independence

P-14	2020 Director Nominees for Election

P-20	Governance

P-20	Stockholder Engagement

P-21	Corporate Governance Framework

P-22	Risk Oversight

P-23	Environmental and Social Governance

P-25	Board Leadership

P-25	Board and Committee Practices

P-27	Board Committees

P-29	Compensation Committee Interlocks and Insider Participation

P-29	Communications with the Board

P-30	Director Compensation

P-32	Proposal 2: Advisory Vote to Approve Compensation of the Named Executive Officers

P-33	Compensation Discussion and Analysis

P-33	Executive Summary

P-36	Components of Our Executive Compensation Program

P-38	Determination of Market Median

P-38	Annual Base Salary

P-39	Annual Cash Incentive Compensation

P-41	Long-Term Incentive Compensation

P-45	Compensation Recoupment Policy

P-45	Stock Ownership Guidelines

P-46	Prohibition on Hedging and Pledging

P-46	Limited Trading Windows

P-46	Retirement Programs

P-46	Other Benefits, Including Perquisites

P-47	Tax Gross-Up Policy

P-47	Severance Benefits and Change in Control

P-47	Impact of Prior Compensation

P-47	Section 162(m) of the Internal Revenue Code

P-47	Compensation Committee Report

P-48	Executive Compensation Tables

P-48	Summary Compensation Table

P-50	Grants of Plan-Based Awards for 2019

P-51	Outstanding Equity Awards at Year-End 2019

P-52	Option Exercises and Stock Vested for 2019

P-53	Pension Benefits at Year-End 2019

P-54	Retirement Plans

P-56	Nonqualified Deferred Compensation for 2019

P-57	Potential Payments Upon Termination or Change in Control

P-61	Pay Ratio Disclosure

P-61	Risk Analysis of Compensation Policies and Practices

P-62	Proposal 3: Ratification of Deloitte & Touche LLP as Independent Auditors for 2020

P-63	Independent Auditors' Fees and Services

P-64	Audit and Oversight Committee Report

P-65	WEC Energy Group Common Stock Ownership

P-66	Delinquent Section 16(a) Reports

P-67	Annual Meeting and Voting Information

P-71	Availability of Form 10-K

P-72	Appendix A - Earnings and Earnings Per Share GAAP Reconciliation

WEC Energy Group	P-5	2020 Proxy Statement

Notice of 2020 Annual Meeting of Stockholders

When
Wednesday, May 6, 2020 at 2:30 p.m. Eastern time.
Registration begins at 1:30 p.m.

Where
The New York Stock Exchange
11 Wall St, New York, NY 10005

Voting
(before 11:59 p.m. Eastern time on Tuesday, May 5, 2020)
Your vote is important. Please vote as soon as possible by one of the methods shown below. Make sure you have a proxy card, voting instruction form or notice of the Internet availability in hand and follow the instructions.

By telephone In the U.S. or Canada you can vote your shares toll-free by calling 1-800-652-8683.

By internet You can vote your shares online at investorvote.com.

By mail You can vote your shares by marking, dating and signing your proxy card or voting instruction form and returning it in the postage paid envelope.

By tablet or smartphone You can vote your shares with your tablet or smartphone by scanning the QR code.

Who can vote
Holders of WEC Energy Group common stock at the close of business on Feb. 26, 2020. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals.
Stockholders who beneficially hold shares in street name through an intermediary on this date must obtain a legal proxy from their broker, bank or other nominee granting the right to vote.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on
May 6, 2020

The Proxy Statement and 2019 Annual Report are available at www.envisionreports.com/wec.

Items of Business
Proposal 1
Elect 12 directors for terms expiring in 2021.

Proposal 2
Provide advisory vote to approve compensation of the named executive officers.

Proposal 3
Ratify Deloitte & Touche LLP as independent auditors for 2020.

In addition, any other business properly presented may be acted upon at the meeting.

Who can attend
Stockholders who wish to attend the meeting in-person must pre-register. See pages P69-70 for registration instructions and identification requirements. If you are unable to attend, you may view a live webcast on our website at www.wecenergygroup.com/invest/annualmtg.htm.

All stockholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described on page P-67.

Date of mailing
On or about March 25, 2020, these proxy materials and WEC Energy Group's annual report are being mailed or made available to stockholders.

Margaret C. Kelsey
Executive Vice President,
General Counsel and Corporate Secretary
March 25, 2020

WEC Energy Group	P-6	2020 Proxy Statement

Proxy Summary

This summary highlights selected information related to items to be voted on at the annual meeting of stockholders. This summary does not contain all of the information that you should consider when deciding how to vote. Please read the entire proxy statement before voting. Additional information regarding WEC Energy Group Inc.'s (the "Company" or "WEC Energy Group") 2019 performance can be found in the Company's Annual Report on Form 10-K for the year ended
December 31, 2019.

Proposal 1	Election of 12 Directors	See pages P14-19 for more information.
The Board of Directors (the "Board") recommends a vote FOR each nominee listed below

• Slate of candidates embodies diversity of knowledge, skills, experiences, gender, race/ethnicity, tenure and maturity.
• All candidates are highly regarded executives with strong integrity.
• Average tenure of 8 years.
• Corporate governance practices consistently recognized with strong governance ratings.

The Director Nominees at a Glance

Patricia W. Chadwick

President, Ravengate Partners, LLC
Age: 71
Director since: 2006

Curt S. Culver

Non-Executive Chairman, MGIC Investment Corporation
Age: 67
Director since: 2004

Danny L. Cunningham

Retired Partner and Chief Risk Officer, Deloitte & Touche LLP
Age: 64
Director since: 2018

William M. Farrow III

Chairman, CEO and owner, Winston and Wolfe LLC
Age: 64
Director since: 2018

Thomas J. Fischer

Principal, Fischer Financial Consulting LLC
Age: 72
Director since: 2005

J. Kevin Fletcher

President and CEO, WEC Energy Group, Inc.
Age: 61
Director since: 2019

Maria C. Green

Retired Senior Vice President and General Counsel, Ingersoll Rand, Inc.
Age: 67
Director since: 2019

Gale E. Klappa

Henry W. Knueppel

Retired Chairman and CEO, Regal Beloit Corporation
Age: 71
Director since: 2013

Thomas K. Lane

Vice Chairman, Energy Capital Partners, LLC
Age: 63
Director since: 2020

Ulice Payne, Jr.

Managing Member, Addison-Clifton, LLC
Age: 64
Director since: 2003

Mary Ellen Stanek

Managing Director & Director of Asset Management, Baird Financial Group
Age: 63
Director since: 2012

All director nominees are independent with the exception of Gale E. Klappa and J. Kevin Fletcher, who are employees of the Company.

Barbara L. Bowles and Albert J. Budney, Jr. will complete their service as directors in 2020 and thus are not serving as nominees for election at the 2020 Annual Meeting of Stockholders. The Company sincerely thanks them for their many important contributions, leadership and years of dedicated service.

WEC Energy Group	P-7	2020 Proxy Statement

Snapshot of the 2020 Director Nominees (based upon 12 members)	Governance Highlights
Our diverse and experienced slate of candidates possesses a wide range of skills, expertise and perspectives for enhanced and effective oversight.
Accountability to our stockholders is critical to our long-term success. We routinely evaluate and enhance our governance practices to maintain alignment with evolving best practices. Highlights of our governance framework include the following:

Board Practices
——————————————————————————
•
Ongoing Board refreshment
•
Annual Board and committee evaluations
•
Strategy and risk oversight discussion at every regular Board meeting
•
Ongoing education programs by internal and third-party experts
•
Stock ownership requirements for directors and executives
•
Director service on public boards limited to 4 companies
•
CEOs of public companies limited to director service at 2 public companies total

Independent Oversight
——————————————————————————
•
10 of 12 director nominees are independent
•
Independent presiding director with specified duties
•
Independent Audit, Compensation, Finance and Governance Committees
•
Regular executive sessions of non-employee directors

Stockholder Rights
——————————————————————————
•
Annual election of directors with majority voting standard for uncontested elections
•
One-share, one-vote standard
•
Proxy access provision in Bylaws
•
Annual “say-on-pay” advisory vote
•
Special meeting provision

*As reported by individual directors; see page P-13 for more information.

WEC Energy Group	P-8	2020 Proxy Statement

Proposal 2	Advisory Vote to Approve Compensation of the Named Executive Officers	See pages P32-47 for more information.
The Board recommends a vote FOR the advisory vote on Executive Compensation

• Our compensation program focuses on key Company results (financial, safety, customer satisfaction, diversity) that are aligned with our strategic goals.
• A substantial portion of compensation is at risk and tied to overall Company performance.
• The compensation program has a long-term orientation aligned with stockholder interests.

Governance
The Board’s Compensation Committee has a long track record of ensuring that total executive compensation incentivizes an appropriate balance between long-term strategies and short-term priorities. By design, a substantial portion of executive pay is “at-risk” and can only be earned by meeting key financial and operational goals. These goals are critical to delivering enduring value, and they reflect our focus on sustainable decision-making, taking into consideration financial, as well as environmental, social and governance ("ESG") objectives of our Company’s strategy.

	Salary	Annual Incentive	Equity

At Risk Compensation
19%
46%
35%
81%
CEO**
22%
39%
39%
78%
Named Executive Officers
Salary
Annual Cash Incentive
Long-Term Equity

When Granted	Reviewed Annually
Performance Type	Short-Term		Long-Term
Award Type	Cash		Performance Units*	Stock Options	Restricted Stock
Performance Period	Ongoing	1 Year	3 Years	3 Year Vesting	1 or 3 Year Vesting
How Payout is Determined
	Role; responsibilities; market data; committee judgment	Formulaic: • Financial (EPS, cash flow, utility net income) • Operational (safety, customer satisfaction, diversity)	Formulaic: • Total Shareholder Return (TSR) • Authorized Return on Equity (ROE)	Formulaic: Stock price performance

*	Performance units are settled in cash.

**	Based upon metrics for Kevin Fletcher.

A broad overview of the Company's 2019 business, financial and operational performance highlights begins on page P-33. Performance highlights linked to our executives’ variable compensation components are summarized below.
Compensation Links Pay to Performance

Financial
Throughout 2019, we maintained heavy focus on financial discipline and successfully executed our financial plan. The Company’s strong financial performance with respect to earnings per share, cash flow and utility net income exceeded target levels.

WEC Energy Group	P-9	2020 Proxy Statement

Environmental

•	Our commitment to delivering a clean energy future is evident in our 5-year capital plan, which is comprised of multi-year projects tied to strategic objectives, including:

•	reshaping our generation fleet with significant investments in low- and no-carbon generation to help meet our carbon emission reduction goals;

•	upgrading our electric delivery infrastructure through innovative technology developments that help customers manage energy use and reduce environmental impacts; and

•	modernizing our natural gas infrastructure in the city of Chicago to improve safety and performance, which will also help us achieve our methane reduction goal.

•
Our executive management team’s successful execution of our financial plan through 2019 resulted in the opportunity to increase our updated 5-year capital plan (2020-2024) by approximately $900 million, which equates to approximately $15 billion of planned investments over the next five years – investments which include capital projects aimed at meeting our greenhouse gas reduction goals.

•
Our ability to fund this substantial capital plan without issuing additional equity is directly linked with our ability to consistently deliver on our financial plan and meet our earnings per share and cash flow targets, both of which are key financial metrics underlying our short-term incentive compensation.

Social

•	For more than 15 years, the Compensation Committee has taken a broad perspective on incentive compensation, linking important social metrics to our employees’ performance goals.

•	Beginning in 2004, incentive compensation has included refreshed annual targets tied to several key social aspects of our corporate strategy, including:
• employee safety • employee and supplier diversity • customer satisfaction

•
The Compensation Committee sets aggressive performance goals to emphasize a mindset of continuous improvement, which are used to add to or subtract from our executives’ incentive compensation, thereby reinforcing focus on areas tied to our overall corporate strategy.

•	We are very proud of our employees’ dedication to delivering on these goals over the past year, examples of which are highlighted below.

•	Named as one of America’s Best Employers for Diversity by Forbes Magazine.

•	Both of our Wisconsin electric utilities earned PA Consulting's Reliability One Awards for outstanding electric reliability performance in the Midwest.

•	Peoples Gas earned the Most Trusted Brand Award from Cogent Syndicated Utility Trusted Brand & Customer Engagement Study.

•	Nearly 22% overall improvement year-over-year in lost-time injuries.

•	Spent $282.6 million with certified minority-, women-, service-disabled- and veteran-owned businesses.

•	Received the Above and Beyond Award in recognition of providing employees who serve in a military capacity with additional non-mandated benefits to ease burdens associated with deployment.

•	Conducted enterprisewide workplace ethics survey to gauge employee perceptions of the company's actions, process and operating style.

Proposal 3	Ratification of Deloitte & Touche LLP as Independent Auditors for 2020	See pages P62-64 for more information.
The Board recommends a vote FOR ratification of Deloitte & Touche LLP for 2020

• The Audit Committee annually evaluates the performance of Deloitte & Touche LLP and confirms that retention is in the best interests of the Company and its stockholders.
• Deloitte & Touche LLP is an independent firm with significant industry and financial reporting expertise, and fees that are appropriate for the size and scope of the Company.

WEC Energy Group	P-10	2020 Proxy Statement

Proxy Statement

This proxy statement is being furnished to stockholders beginning on or about March 25, 2020, in connection with the solicitation of proxies by the WEC Energy Group, Inc. (“WEC Energy Group” or the “Company”) Board of Directors (the “Board”) to be used at the 2020 Annual Meeting of Stockholders to be held on Wednesday, May 6, 2020 at 2:30 p.m. Eastern time, at the New York Stock Exchange, 11 Wall Street, New York, NY 10005, and at all adjournments or postponements of this meeting, for the purposes listed in the Notice of 2020 Annual Meeting of Stockholders.

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2021
WEC Energy Group’s bylaws require each director to be elected annually to hold office for a one-year term. This is an uncontested election; therefore, our majority vote standard for election of directors will apply. Under this standard, the director nominees will be elected only if the number of votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election, as long as a quorum is present. Therefore, presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect in the election of directors. Proxies may not be voted for more than 12 persons in the election of directors.

Acting on the recommendation of the Corporate Governance Committee, the Board's nominees for election are:

Patricia W. Chadwick	Maria C. Green
Curt S. Culver	Gale E. Klappa
Danny L. Cunningham	Henry W. Knueppel
William M. Farrow III	Thomas K. Lane
Thomas J. Fischer	Ulice Payne, Jr.
J. Kevin Fletcher	Mary Ellen Stanek

•
Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee of the Board.

•
Factored into the Board’s ongoing succession planning have been discussions related to the fact that a number of directors are expected to complete their service on the Board in 2020 and 2021, which prompted the Board to actively search for director candidates with specific skills in mind. Two new directors were subsequently elected as part of that succession plan: Maria C. Green effective October 1, 2019, and Thomas K. Lane effective January 1, 2020. The Board elected Ms. Green, in part, due to her having served in the role of general counsel and corporate secretary for several public companies where she gained extensive experience in strategic planning, acquisitions, investor relations and corporate sustainability matters. The Board elected Mr. Lane due to, among other things, his strong financial expertise focused within the energy sector, including investment and growth strategies related to power generation and renewable projects.

•
During 2019, Director Fischer reached retirement age. Following discussion, the Corporate Governance Committee recommended that the Board nominate Mr. Fischer for one more year of service. The Corporate Governance Committee believes that this extension would provide the Board additional continuity as new members join the Board and, in particular, would assist in the transition of Mr. Fischer's responsibilities as Audit Committee Chair to another independent director in May 2020.

•
Directors Barbara L. Bowles and Albert J. Budney, Jr. will complete their service as directors at the 2020 Annual Meeting of Stockholders, and thus will not serve as nominees for re-election. The Company sincerely thanks them for their many important contributions, leadership and years of dedicated service.

In selecting the 2020 director nominees, the Corporate Governance Committee and the Board determined that the candidates collectively embody a breadth of characteristics germane to executing the duties of the Board, including the general criteria, qualifications, diversity, and independence reported below.

The Board of Directors recommends that you vote “FOR” all of the director nominees.

WEC Energy Group	P-11	2020 Proxy Statement

DIRECTOR NOMINATION AND EVALUATION PROCESS
Nomination Process
Candidates for director nomination may be proposed in a number of ways, including by stockholders, the Corporate Governance Committee, and other members of the Board. The Corporate Governance Committee may pay a third party to identify qualified candidates; however, no such firm was engaged with respect to the nominees listed in this proxy statement.
The Corporate Governance Committee will consider director candidates recommended by stockholders provided that the stockholders submitting recommendations comply with requirements and procedures set forth in our bylaws. Stockholders may also recommend director candidates by following the procedures outlined on P-71. No formal stockholder nominations or recommendations for director candidates were received in connection with the 2020 Annual Meeting of Stockholders.
We recently added two new independent Directors to our Board. Ms. Green and Mr. Lane were recommended by the Corporate Governance Committee for election and were elected to the Board effective October 1, 2019 and January 1, 2020, respectively. Ms. Green and Mr. Lane were initially recommended for consideration by the Corporate Governance Committee Chair and the Chairman, respectively, following which the Corporate Governance Committee undertook the evaluation process described immediately below.
Evaluation Process
The Corporate Governance Committee evaluates director candidates, including those proposed by stockholders, through the lens of its ongoing director succession planning process, whereby the Corporate Governance Committee ensures that the Board is composed of directors who embody certain minimum criteria, and who, as a group, have the skills and experiences to effectively oversee management's strategy for operating in a complex industry while performing their fiduciary obligations.
When a person is initially identified as a potential candidate, the Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether that person should be considered further. If the Corporate Governance Committee determines that the candidate warrants further consideration, the chair or another member of the Board of Directors contacts the prospective director. Generally, if the individual expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee requests additional information from the candidate, reviews his or her accomplishments and qualifications, and conducts one or more interviews with the candidate. In certain instances, Corporate Governance Committee members may contact one or more references provided by the candidate, or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate. The Committee will utilize third parties if and as needed to assist with these activities. As a final step, the candidate interviews with members of the Board, following which the Corporate Governance Committee will make a recommendation regarding nomination to the Board for the Board's discussion and final determination.
Director Term Limits
The Board does not believe it is appropriate or necessary to limit the number of terms a director may serve. The Board values the participation and insight of directors who have developed an increased understanding of the governance of the Company and the specific issues it faces doing business in a complex, regulated industry, as well as those directors who bring fresh and varied perspectives, resulting in a Board with a balanced tenure.

DIRECTOR QUALIFICATIONS
The Corporate Governance Committee and the Board evaluate director nominees in light of the Board’s current members, with the goal of recommending nominees with diverse backgrounds and experiences who, together with the current directors, can best perpetuate the success of WEC Energy Group’s business and represent stockholder interests. By adhering to a philosophy whereby director nominees are evaluated on the basis of certain minimum qualifications, Board diversity, and core competencies, the Board is able to attract director candidates that bring a broad range of perspectives and experiences, and who will effectively contribute to and complement the Board.
Key factors considered in recommending the 2020 director nominees are listed below:

•	To be eligible for consideration, the Board believes that any proposed candidate must demonstrate certain minimum qualifications, which the Corporate Governance Committee reviews annually:

• Proven integrity
• Ability to objectively appraise problems
• Relevant technological, political, economic, or social/cultural experience
• Familiarity with national and international issues affecting the Company's business
• Mature and independent judgment • Ability to evaluate strategic options and risks • Social consciousness • Contribution to the Board's desired collective diversity
• Vision and imagination
• Sound business experience/acumen
• Achievement of prominence in career
• Availability to serve for five years before reaching the directors' retirement age of 72 (in the case of new directors)

WEC Energy Group	P-12	2020 Proxy Statement

•
While the Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, it strives to cast a wide net and recommend candidates who each bring a unique perspective to the Board in order to contribute to a collective diversity - diversity of knowledge, skills, experiences, thought, gender, race/ethnicity, tenure and maturity.

•
Directors’ qualifications are also evaluated in the context of the Board’s strategic initiatives, financial and operational performance objectives, and material risks. With that in mind, the Corporate Governance Committee and Board have determined through the Board succession planning process that the Board’s composition should consist of candidates that collectively possess a specific set of core competencies as listed in the Proxy Summary on page P-8, in order to effectively carry out its oversight function.

During the fourth quarter of 2019, the Corporate Governance Committee and Board evaluated and affirmed this set of competencies. Each director then performed a self-assessment of his/her level of knowledge in each skill area using the following 3-point scale: “1” Limited knowledge (e.g., no direct experience, primary exposure comes from Board or Committee reports); “2” Intermediate knowledge (e.g., general managerial/oversight experience or broad exposure as a Board or Committee member); “3” Advanced knowledge (e.g., direct experience; subject matter expert). A summary of the Board’s level of knowledge with respect to each of the core competencies was included in the Proxy Summary on page P-8.

DIRECTOR INDEPENDENCE
The guidelines the Board uses in determining director independence are located in Appendix A of the Corporate Governance Guidelines ("Guidelines"), which are available on the Corporate Governance section of the Company’s website at www.wecenergygroup.com/govern/governance.htm. These Guidelines provide that the Board should consist of at least a two-thirds majority of independent directors. The independence standards found in our Guidelines are not only in compliance with the listing standards of the New York Stock Exchange (“NYSE”), but are actually more stringent than the NYSE rules. In order to be deemed independent, the individual must have no material relationship with the Company that would interfere with the exercise of good judgment in carrying out his or her responsibilities as a director.
Prior to initial and annual election, all directors complete a detailed questionnaire that elicits information that is used to ensure compliance with the Board’s and the NYSE’s standards of independence. The Corporate Governance Committee also reviews potential conflicts of interest, including related-party transactions, interlocking directorships, and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management. The Board also considers whether a director’s immediate family members meet the independence criteria outlined in the Guidelines, as well as whether a director has certain relationships with WEC Energy Group’s affiliates, when determining the director’s independence.
The Board has affirmatively determined that Directors Bowles, Budney, Chadwick, Culver, Cunningham, Farrow, Fischer, Green, Knueppel, Lane, Payne and Stanek are independent. Directors Klappa and Fletcher are not independent due to their employment with the Company. Allen Leverett resigned from the Board in July 2019; he was also not independent due to his employment with the Company.
Director Stanek. Since 2005, WEC Energy Group has engaged Baird Financial Group primarily to provide consulting services for investments held in the Company’s various benefit plan trusts. Baird also provides certain related administrative services. The Board reviewed the terms of this engagement, including the approximately $729,800 in fees paid to Baird in 2019 (which are less than one-tenth of 1% of Baird’s total revenue), and Ms. Stanek’s position at Baird, and concluded that such engagement is not material and did not impact Ms. Stanek’s independence. Ms. Stanek is not involved with and does not consult on the contract with or recommendations made by Baird and receives no direct financial benefit from these services. WEC Energy Group management evaluates Baird’s services against market standards for overall quality and value on a regular basis. Neither the Board nor Ms. Stanek plays a role in the retention of Baird for these services or any related negotiation of commercial terms. In addition, WEC Energy Group’s pension trusts and other benefit accounts do not hold any investments in Baird funds.

WEC Energy Group	P-13	2020 Proxy Statement

2020 DIRECTOR NOMINEES FOR ELECTION

The following 12 individuals have been nominated for election to the Board of Directors at the WEC Energy Group Annual Meeting. Biographical information for each director nominee is set forth below. Ages are as of January 16, 2020, the date each person was designated as a nominee of the Board for election at the Meeting.

Patricia W. Chadwick Age: 71 Director Since: 2006 Board Committees: Audit and Oversight; Finance

•
Ravengate Partners, LLC - President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets, business management, and global economics.

•	Director of Amica Mutual Insurance Company since 1992; Director of Voya Mutual Funds since 2006; Director of The Royce Funds since 2009.

•	Director of WEC Energy Group since 2006; Director of Wisconsin Electric Power Company (subsidiary of WEC) from 2006 to June 2015.
Core competencies, qualifications and experience
Ms. Chadwick, who is a Chartered Financial Analyst, brings to our Board extensive investment management expertise gained from more than 35 years of experience as an investment professional, portfolio manager or principal. As founder and President of Ravengate Partners, a firm that has been educating and advising businesses and not-for-profit institutions about the financial markets and global macro economy since 1999, Ms. Chadwick's insights into the investment industry’s perspectives is valuable to the Board’s financial planning and strategy discussions. Her knowledge of capital markets is particularly helpful to WEC Energy Group and its subsidiaries, which operate in a capital intensive industry and consistently access the capital markets. Ms. Chadwick serves as a director and committee member on the boards of two registered investment companies, Voya Mutual Funds and The Royce Funds, through which she has developed extensive governance experience with respect to audit oversight and financial reporting. As a board director and Finance Committee member of Amica Mutual Insurance Company, she has gained a deep understanding of insurance risk management and oversight matters, which is valuable experience that she applies to her role on the WEC Energy Group Finance Committee and Audit and Oversight Committee.

Curt S. Culver Age: 67 Director Since: 2004 Board Committees: Corporate Governance; Executive; Finance (Chair)

•
MGIC Investment Corporation - Non-Executive Chairman of the Board since March 2015. Served as Chairman from 2005 to February 2015, CEO from 2000 to February 2015, and President from 1999 to 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.

•
Mortgage Guaranty Insurance Corporation - Non-Executive Chairman of the Board since March 2015. Served as Chairman from 2005 to February 2015, CEO from 1999 to February 2015, and President from 1996 to 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.

•	Director of MGIC Investment Corporation since 1999.

•	Director of WEC Energy Group since 2004; Director of Wisconsin Electric Power Company (subsidiary of WEC) from 2004 to June 2015.
Core competencies, qualifications and experience
Having served for 15 years as the CEO of Mortgage Guaranty Insurance Corporation and its parent company, MGIC Investment Corporation, Mr. Culver brings to our Board a strong working knowledge of the strategic, economic and public policy issues facing a large, regulated, publicly-held company headquartered in Milwaukee, Wisconsin. His expertise in risk management and oversight is particularly valuable in his service as chair of the Finance Committee, while his insurance industry experience puts him in a position to lead the Committee’s evaluation of the Company's overall risk management program. Mr. Culver's broad corporate governance experience, developed from his extensive past and present service on the MGIC boards, as well as those of several highly-visible Milwaukee-area non-profit entities and two private for-profit organizations, is of great value to the Board as it carries out its oversight responsibilities.

WEC Energy Group	P-14	2020 Proxy Statement

Danny L. Cunningham Age: 64 Director Since: 2018 Board Committee: Audit and Oversight

•
Deloitte & Touche LLP - Retired Partner and Chief Risk Officer. Served as Partner from 2002 to 2015 and as Chief Risk Officer from 2012 to 2015. Deloitte & Touche LLP is an industry-leading audit, consulting, tax and advisory firm.

•	Director of Enerpac Tool Group Corp. (formerly known as Actuant Corporation) since 2016.

•	Director of WEC Energy Group since January 2018.
Core competencies, qualifications and experience
Mr. Cunningham brings to our Board more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing, printing, process, software and financial services, as well as a deep understanding of the business, economic, compliance and governmental environment in which the Company and many of the Company's major customers operate. Mr. Cunningham’s strong expertise in financial reporting, internal controls and audit functions are of great value to the Board as it fulfills its responsibility for oversight of the Company's accurate preparation of financial statements and disclosures, and compliance with legal and regulatory requirements. Having served as chief risk officer at Deloitte & Touche LLP, he gained keen insights into the complexities of risk management, through which he applies his expertise in assessing the effectiveness of the Company's practices and policies to mitigate enterprise-wide risks. Mr. Cunningham’s multi-national experience brings the added diversity of a global perspective to the Board as it evaluates its strategic objectives, while his past service on the boards of several major Milwaukee-area not-for-profit organizations equips him to contribute thoughtful insights on issues impacting the city’s culture, workforce and economic vitality.

William M. Farrow III Age: 64 Director Since: 2018 Board Committees: Compensation; Corporate Governance; Finance

•	Winston and Wolfe, LLC - Chairman and Chief Executive Officer since 2010. Winston and Wolfe LLC is a privately held technology development and advisory company.

•
Urban Partnership Bank - Served as President and CEO from August 2010 until retirement in January 2018. UPB provides financial services in moderate income communities located in Chicago, Detroit and Cleveland.

•	Director of CBOE Global Markets Inc. since 2016; Director of Echo Global Logistics Inc. since 2017.

•	Director of WEC Energy Group since January 2018.
Core competencies, qualifications and experience
Mr. Farrow brings to our Board 40 years of senior leadership experience in managing business operations, technology development, enterprise risk and strategy. His extensive professional experience in the banking and financial markets, accompanied by knowledge acquired from his service on the boards of CBOE Global Markets and the Federal Reserve Bank of Chicago, enables him to add significant value to the Board’s oversight of the Company’s financial management strategy. His first-hand experience and perspectives in addressing advances in information technology, as well as the experience he has gained as a current board member on the Audit Committee for both CBOE Global Markets and Echo Global Logistics, is particularly valuable to the Board as WEC Energy Group companies address complex risks, including those associated with protecting operating systems and assets against physical and cyber threats. Having spent his career in Chicago, Mr. Farrow is also able to provide the Board with economic and public policy insight as it relates to conducting business in Chicago, which is further enhanced by the strong relationships he has developed with key leaders while serving on the boards of several highly-visible Chicago-area private, not-for-profit and community organizations. This is especially important given the sizable, long-term construction project that is underway by the Company’s Illinois utility subsidiary to modernize the natural gas infrastructure in the city of Chicago, which requires ongoing collaboration with city and state government officials and regulatory agencies.

WEC Energy Group	P-15	2020 Proxy Statement

Thomas J. Fischer Age: 72 Director Since: 2005 Board Committees: Audit and Oversight (Chair); Compensation; Executive

•	Fischer Financial Consulting LLC - Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting, and governance matters.

•	Director of Enerpac Tool Group Corp. (formerly known as Actuant Corporation) from 2003 to January 2017; Director of Badger Meter, Inc. since 2003; Director of Regal Beloit Corporation since 2004.

•	Director of WEC Energy Group since 2005; Director of Wisconsin Electric Power Company (subsidiary of WEC) from 2005 to June 2015.
Core competencies, qualifications and experience
Mr. Fischer provides our Board with significant expertise in accounting and auditing matters, including financial reporting and regulatory compliance, risk assessment and management and corporate governance issues. His experience in these areas comes from 33 years of work at Arthur Andersen, a large, international independent accounting firm, where for 22 years, he served as a partner responsible for services provided to large, complex public and private companies and several public utility audits. Since 2002, Mr. Fischer has provided consulting services to companies in the areas of corporate financial, accounting, and governance matters. Mr. Fischer, who is a Certified Public Accountant, brings extensive knowledge and experience to his responsibilities as WEC Energy Group's Audit and Oversight Committee Chair as a result of his past and present service on several other audit committees at public companies based in Wisconsin. His significant expertise is invaluable to WEC Energy Group's Board as it navigates a complex and evolving regulatory compliance landscape.

J. Kevin Fletcher Age: 61 Director Since: 2019

•	WEC Energy Group - CEO since February 2019; President since October 2018.

•
Wisconsin Electric Power Company (subsidiary of WEC Energy Group) - Chairman of the Board and Chief Executive Officer since February 2019; President from May 2016 to November 2018; Executive Vice President-Customer Service and Operations from June 2015 to May 2016; Senior Vice President-Customer Operations from October 2011 to June 2015.

•	Director of WEC Energy Group since February 2019; Director of Wisconsin Electric Power Company since June 2015.

•	Mr. Fletcher also serves as an executive officer and/or director of several other major subsidiaries of WEC Energy Group.
Core competencies, qualifications and experience
Mr. Fletcher has more than 40 years of experience working in the public utility industry, including 25 years at a senior leadership level. Prior to joining the Company in 2011, Mr. Fletcher served as Vice President-Community and Economic Development at Georgia Power, the largest subsidiary of The Southern Company, a public utility holding company primarily serving the southeastern United States. During his 34-year career with Southern Co., 16 of those years as an officer, Mr. Fletcher held leadership positions in operations, customer service, marketing and sales. When he first joined WEC Energy Group, he served as Senior Vice President-Customer Operations of its utility subsidiaries, with overall responsibility for the planning, engineering, construction, operation and maintenance of the Company’s electric and natural gas distribution systems in Wisconsin and Michigan’s Upper Peninsula. In May 2016, he was appointed to serve as President of the Company’s Wisconsin utility subsidiaries, and assumed responsibilities as President of the Company’s Minnesota and Michigan utility subsidiaries in September 2018. In October 2018, Mr. Fletcher was appointed President of WEC Energy Group, followed by his appointment to CEO in February 2019, whereby he has financial and operational responsibility for all of the Company's utility subsidiaries. He also has held responsibility for the supplier diversity initiative across all of the Company’s utilities. With his extensive experience in business operations, customer service and senior leadership of publicly regulated utilities, Mr. Fletcher contributes substantive insight into the Company’s industry and customers, to the management team and to the Board.

WEC Energy Group	P-16	2020 Proxy Statement

Maria C. Green Age: 67 Director Since: 2019 Board Committee: Corporate Governance

•
Ingersoll Rand Inc. - Retired Senior Vice President and General Counsel, having served in those roles from 2015 to June 2019. Ingersoll Rand Inc. is a diversified industrial manufacturer with market-leading brands serving customers in global commercial, industrial and residential markets.

•
Illinois Tool Works Inc. - Senior Vice President and General Counsel, 2012 to 2015. Illinois Tool Works Inc. produces engineered fasteners and components, equipment and consumable systems, and specialty products.

•	Director of Tennant Company since May 2019; Director of Littelfuse since February 2020.

•	Director of WEC Energy Group since October 2019.
Core competencies, qualifications and experience
Ms. Green brings to our Board senior leadership experience accumulated during her 35-year career in law and business, including extensive public company experience in strategic planning, acquisitions, enterprise risk management and shareholder relations. She has substantial experience with respect to corporate sustainability matters, including oversight responsibility for environmental compliance and corporate responsibility reporting, as well as engagement with investors on these matters. Having served in the role of corporate secretary for several public companies, Ms. Green’s deep corporate governance experience is of tremendous value to the Board as it carries out its evolving oversight responsibilities. Ms. Green also contributes valuable insights into the economic, educational and social matters impacting the greater Chicago community, where the Company has two utility subsidiaries. In particular, these insights come from having served for 18 years at Illinois Tool Works, a Fortune 200 global diversified manufacturing company headquartered in the northern suburbs of Chicago, and as a member (and past chairman) of the Chicago Urban League executive committee.

Gale E. Klappa Age: 69 Director Since: 2003 Board Committee: Executive (Chair)

•
WEC Energy Group - Executive Chairman since February 2019; Chairman of the Board and CEO from 2004 to May 2016 and October 2017 to February 2019; Non-Executive Chairman of the Board from May 2016 to October 2017; President from 2003 to August 2013.

•
Wisconsin Electric Power Company (subsidiary of WEC) - Chairman of the Board from 2004 to May 2016 and January 2018 to February 2019; CEO from 2003 to May 2016 and January 2018 to February 2019; President from 2003 to June 2015.

•	Director of Associated Banc-Corp since 2016 and Director of Badger Meter, Inc. since 2010, both headquartered in Wisconsin; Director of Joy Global Inc. from 2006 to 2017.

•	Director of WEC Energy Group since 2003; Director of Wisconsin Electric Power Company (subsidiary of WEC Energy Group) from 2003 to May 2016 and January 2018 to present.

•	Mr. Klappa also serves as a director of several other major subsidiaries of WEC Energy Group.
Core competencies, qualifications and experience
Mr. Klappa has more than 40 years of experience working in the public utility industry, including more than 25 at a senior executive level. He retired as the Company's CEO in May 2016, at which time he assumed the role of Non-Executive Chairman of the Board. Prior to joining the Company in 2003, Mr. Klappa served in various executive leadership roles at The Southern Company, a public utility holding company primarily serving the southeastern United States. Under his leadership, WEC Energy Group successfully completed its 2015 acquisition of Integrys Energy Group, which nearly doubled the employee and customer population, and increased the Company’s geographic footprint to four states. With his extensive experience in the business operations and C-suite leadership of publicly regulated utilities, his service as a board member for several other public companies, and his contributions to significant economic development initiatives in southeastern Wisconsin, Mr. Klappa has led the Board with a deep understanding of the financial investment decisions and public policy issues facing large public companies. In October 2017, after the Company’s then-CEO suffered a stroke, the Board appointed Mr. Klappa to serve in the role of CEO, while also having him retain his role of Board Chairman. With the appointment of Mr. Fletcher as CEO effective February 2019, Mr. Klappa now serves as Executive Chairman. Mr. Klappa’s deep knowledge of the Company’s industry, customers, stockholders and management team is of great value to the Board.

WEC Energy Group	P-17	2020 Proxy Statement

Henry W. Knueppel Age: 71 Director Since: 2013 Board Committees: Audit and Oversight; Corporate Governance

•
Regal Beloit Corporation - Retired Chairman of the Board and CEO. Served as CEO from 2005 to 2011 and as Chairman from 2006 to 2011. Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls, and power generation products.

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Harsco Corporation - Independent, Non-Executive Chairman of the Board from September 2012 until September 2014. Served as Interim Chairman and CEO from February 2012 to September 2012 and Director from 2008 to April 2016. Harsco Corporation is a diversified, worldwide industrial services company.

•	Director of Regal Beloit Corporation since 1987; Director of Snap-on Incorporated since 2011.

•	Director of WEC Energy Group since 2013; Director of Wisconsin Electric Power Company (subsidiary of WEC Energy Group) from 2013 to June 2015.
Core competencies, qualifications and experience
With more than 30 years of senior management experience at Regal Beloit Corporation, including five years as the combined Chairman of the Board and CEO, Mr. Knueppel brings extensive executive management experience to our Board, including strategic planning, financial strategy and talent management perspective. Regal Beloit Corporation is a Wisconsin-based manufacturer of electrical motors, mechanical and electrical motion controls, and power generation products, which gives Mr. Knueppel knowledge of key equipment used in the Company's operations. His current and former service on the boards of several large, publicly traded industrial companies provides the Board with perspective on operational matters the Company faces in serving its large commercial and industrial customers. Mr. Knueppel also brings to the Board a wide range of knowledge and experience in corporate governance, having served for more than 30 years as a director for several publicly traded companies, including his role as the independent, non‑executive chairman of the board of Harsco Corporation.

Thomas K. Lane Age: 63 Director Since: 2020 Board Committee: Finance

•
Energy Capital Partners, LLC - Vice Chairman since 2016; Partner from 2005 to 2016. Energy Capital Partners is a private equity firm that focuses on investing in power generation, midstream gas, electric transmission and energy and environmental services sectors of North America's energy infrastructure.

•	Director of Summit Midstream Partners, LP since 2009; Director of USD Partners, LP since 2014.

•	Director of WEC Energy Group since January 2020.
Core competencies, qualifications and experience
Mr. Lane brings to our Board more than 30 years of broad financial experience focused within the energy sector. His experience in this area includes 17 years in the Investment Banking Division at Goldman Sachs where Mr. Lane held senior-level coverage responsibility for electric and gas utilities, independent power companies and midstream energy companies throughout the United States, which provides him with a deep understanding of the complexities inherent to delivering strong financial performance in a regulated industry. For the past 15 years, Mr. Lane has served as a senior executive of Energy Capital Partners, where he has held responsibility for establishing and executing the firm’s investment strategies, which include projects encompassing power generation and renewables, as well as midstream and environmental infrastructure. This experience enables him to add significant value to the Board’s oversight of the Company’s long-term growth strategy, as does his substantial experience planning and executing merger and acquisition strategies. Having testified before the House Energy Subcommittee on energy related matters, Mr. Lane also brings to the Board an understanding of the formulation of energy policy at the Federal government level. As a member of the WEC Energy Group Finance Committee, Mr. Lane’s expertise in financial management strategy serves as valuable input to the Company’s execution of its financial plan.

WEC Energy Group	P-18	2020 Proxy Statement

Ulice Payne, Jr. Age: 64 Director Since: 2003 Board Committees: Compensation (Chair); Executive; Finance

•	Addison-Clifton, LLC - Managing Member since 2004. Addison-Clifton, LLC provides global trade compliance advisory services.

•	Director of Foot Locker, Inc. since December 2016; Director of Manpower Group since 2007; Trustee of The Northwestern Mutual Life Insurance Company from 2005 to 2018.

•	Director of WEC Energy Group since 2003; Director of Wisconsin Electric Power Company (subsidiary of WEC Energy Group) from 2003 to June 2015.
Core competencies, qualifications and experience
Mr. Payne brings to our Board strong senior leadership and public service experience within the greater Milwaukee community and State of Wisconsin, having previously served in roles that included the Securities Commissioner for the State of Wisconsin, managing partner of the Milwaukee office of the law firm Foley & Lardner LLP and president and CEO of the Milwaukee Brewers Baseball Club, Inc. In addition, Mr. Payne is involved in numerous Milwaukee-area non-profit entities, making him well-positioned to provide the Board with perspective on the economic and social issues affecting the greater Milwaukee area, as well as a broad spectrum of the Company's customers. As founder and President of Addison-Clifton, LLC, which provides global trade compliance consulting, Mr. Payne understands the importance of providing clients with exceptional customer service, a focus that is critical to execution of WEC Energy Group's strategic initiatives. Mr. Payne also contributes valuable financial and risk assessment insights gained throughout his career, including from his past and present service on the boards of several public companies, for which he has served as a member of the Audit, Finance, and/or Corporate Governance committees.

Mary Ellen Stanek Age: 63 Director Since: 2012 Board Committee: Finance

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Baird Financial Group - Managing Director and Director of Asset Management since 2000. Baird Financial Group provides wealth management, capital markets, private equity, and asset management services to clients worldwide.

•	Baird Advisors - Chief Investment Officer since 2000. Baird Advisors is an institutional fixed income investment advisor.

•	Baird Funds, Inc. - President since 2000. Baird Funds is a publicly registered investment company.

•	Trustee of The Northwestern Mutual Life Insurance Company since 2009.

•	Director of Journal Media Group, Inc. and its predecessor companies from 2002 to April 2016.

•	Director of WEC Energy Group since 2012; Director of Wisconsin Electric Power Company (subsidiary of WEC Energy Group) from 2012 to June 2015.
Core competencies, qualifications and experience
Ms. Stanek, who is a Chartered Financial Analyst, brings to our Board extensive financial and investment strategy expertise, resulting from over 40 years of investment management experience. As Managing Director and Director of Asset Management of Baird Financial Group, a position she has held since 2000, Ms. Stanek's expertise in fixed income investments provides the Board and management with invaluable financial strategy insight relative to WEC Energy Group and its subsidiaries, which customarily issue debt securities as a means of raising capital. As a member of the WEC Energy Group Finance Committee, she also offers valuable perspective on insurance risk matters, having served for 15 years as a director of West Bend Mutual Insurance Company. In addition to her recognition as a prominent business leader in Milwaukee's financial community, Ms. Stanek has dedicated significant time to serving on the boards of a large number of Milwaukee-area non-profit organizations, through which she has developed strong relationships with key community leaders and stakeholders. From these experiences, she brings the Board insightful perspectives on issues impacting the culture and viability of today’s workforce.

WEC Energy Group	P-19	2020 Proxy Statement

Governance

Accountability to stockholders is critical to the Company’s long-term success. We have mechanisms in place to ensure that management and the Board hear, understand, and consider the issues that matter most to our stockholders. This ongoing engagement provides valuable insight into how our stockholders view the Company’s practices and policies, shapes the processes used to evaluate goals and expectations, and identifies emerging issues that may affect our corporate governance and compensation practices.

STOCKHOLDER ENGAGEMENT
Under the Board’s oversight, Company leadership, including the Executive Chairman, regularly engages with investors to discuss business results, strategic direction and corporate governance and compensation practices through a year-round stockholder engagement program, which provides valuable feedback to the Board about its governance practices.
Opportunities for investors to interact with the Company took many forms during 2019:

•
Proactively communicated with stockholders representing more than 40% of the Company's outstanding common stock about issues of interest, including corporate strategy, financial and operational performance, corporate governance, executive compensation and matters related to environmental, social and governance ("ESG") risks and opportunities. Key take-aways are reported to the Board and are taken into consideration when reviewing and modifying overall governance practices, policies and disclosures.

•	Investor presentations conducted at analyst meetings and investor conferences across the U.S., Canada, Europe, Asia and Australia.

•
Access to webcasts of the Annual Meeting of Stockholders and quarterly earnings conference calls, and to timely disclosures including the annual report, news releases, filings with the Securities and Exchange Commission ("SEC") and other significant corporate publications on our Website.

•
With respect to the Annual Meeting of Stockholders, opportunity to attend and voice opinions, submit stockholder proposals and director nominees, formally nominate director candidates using proxy access as permitted under our bylaws, elect directors by majority vote in uncontested elections, and vote on our executive compensation program ("say-on-pay").

•	Process for stockholders to directly correspond with individual directors via the Corporate Secretary (see page P-29).

Below is a summary of our yearly corporate governance practices related to stockholder engagement on executive compensation matters and ESG topics.

SUMMER	FALL	WINTER	SPRING

• Review results from the Annual Meeting of Stockholders
• Engage with stockholders to discuss voting results
• Conduct annual assessment of corporate governance and executive compensation practices to identify potential areas of focus
• Discuss voting results, investor feedback, and annual assessment with Board

• Meet with investors to discuss executive compensation practices and ESG topics
• Consider enhancements to our practices and disclosures based on investor feedback
• Share investor feedback and recommendations for changes in practices and disclosures with Board committees and full Board

• Continue meeting with investors to discuss executive compensation practices and ESG topics
• Board approves, as needed, any changes or enhancements to practices and disclosures
• Develop disclosures for the proxy statement
• Publish annual disclosure documents (Form 10-K, Annual Report, Proxy Statement) • Hold Annual Meeting of Stockholders

WEC Energy Group	P-20	2020 Proxy Statement

CORPORATE GOVERNANCE FRAMEWORK
Corporate Governance Guidelines
For more than 20 years, WEC Energy Group has maintained a formal set of Corporate Governance Guidelines, which have been modified over the years in response to evolving governance best practices and stockholder expectations. To maintain effective guidelines, the Corporate Governance Committee annually reviews the Company’s governance practices, taking into consideration input from stockholders, best practices, industry surveys, rating agency reports, and benchmarking studies, as well as governance guidelines published by institutional investors and proxy advisors.

Key governance practices exercised by the Board, which align with the recommendations contained in the Commonsense Principals 2.0 of Corporate Governance, a governance framework that was first published in 2016 by a group of business and investment leaders, include:

GOVERNANCE PRINCIPLES	WEC ENERGY GROUP PRACTICES
Board composition	✓
• 10 out of 12 independent directors (based on director nominees)
• Diverse representation of skills and competencies, as well as professional and personal attributes
• Comprehensive, ongoing Board succession planning process
• Regular Board refreshment and balanced mix of tenure

Board leadership	✓	• Separate CEO/Chair roles • Presiding independent director with defined duties • Chairman active in stockholder engagement and communications
Board governance practices	✓
• Expectation that directors will dedicate sufficient time to perform duties; limit on number of outside public company directorships
• Annual performance evaluations of Executive Chairman, CEO, Board and Board committees
• 100% independent Audit, Compensation, Finance and Governance Committees
• Board participation in critical activities, including agenda setting for Board meetings and strategic planning
• Complete access for Board members to management and outside advisors
• Stock ownership requirements for directors and executives
• Regular executive sessions of independent directors at Board and committee meetings
• Expectation that directors participate in the annual meeting with stockholders

Stockholder voting rights	✓
• Annual election of directors with majority voting standard
• One-share, one-vote standard (dual class voting is not practiced)
• Proxy access provision
• Annual "say-on-pay" advisory vote
• Special meeting provision

Executive compensation	✓
• Aligned with long-term performance and business strategy
• Utilizes short- and long-term metrics, cash, and equity components; substantial portion is at risk
• Public disclosure of peer groups, benchmarks, and performance measurements
• Independent compensation consultant
• Clawback policies for cash and equity
• Prohibition of hedging and pledging of Company securities

Business Conduct and Ethics
WEC Energy Group’s Code of Business Conduct (“Code”) is the foundation of the Company’s Ethics and Compliance program, as it sets the standards for creating and sustaining a culture of ethics and integrity. The Compliance Officer oversees the management and operations of the program, for which he provides regular update reports to the Board’s Audit and Oversight Committee. All WEC Energy Group directors, executive officers and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with the Code, to seek advice in doubtful situations and to report suspected violations.

WEC Energy Group	P-21	2020 Proxy Statement

The Code addresses expectations for Company culture, including among other things: non-retaliation for raising concerns; safety; diversity and inclusion; conflicts of interest; confidentiality; fair dealing; protection and proper use of Company resources, assets and information; and compliance with laws, rules and regulations (including insider trading laws). For more information, see the Governance section of our website: www.wecenergygroup.com/govern/codeofbusinessconduct.pdf

The Company has several ways individuals can report concerns and raise questions concerning the Code and other Company policies. As one reporting mechanism, the Company has contracted with an independent service so that individuals can confidentially and anonymously report suspected violations of the Code or other concerns, including those regarding accounting, internal accounting controls or auditing matters. The Company has not provided any waiver to the Code for any director, executive officer or other employee.

Related Party Transactions/Conflicts of Interest
The Code addresses, among other things, how to identify and report potential conflicts of interest, including those from related-party transactions. The Code lists the following as examples of potentially problematic situations: (1) family members who are a supplier, contractor or customer of the Company or work for one; (2) obtaining any financial interest in or participating in any business relationship with any company, individual or concern doing business with WEC Energy Group or any of its subsidiaries that might influence the individual’s decisions or job performance; (3) participating in any joint venture, partnership or other business relationship with WEC Energy Group or any of its subsidiaries; and (4) serving as an officer or member of the board of any substantial, outside for-profit organization.

Because the Board is mindful of the expectation of its directors to devote the time necessary to carefully fulfill their fiduciary duties, the Corporate Governance Guidelines contain additional requirements for directors seeking to join other boards. For example, all directors must notify the Company’s Corporate Secretary before accepting a nomination for a position on the board of another public company and the CEO must obtain the approval of the full Board before accepting such a position.

To further backstop such discussions and approvals, every year all directors, director nominees and executive officers are required to complete a questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which the Company or one of its subsidiaries is involved and in which the director, director nominee or executive officer or a relative or affiliate of such director, nominee or executive officer has a direct or indirect material interest.The Corporate Secretary discusses the results of this diligence with the Corporate Governance Committee.

Since January 1, 2019, there have been no related-party transactions, and there are no currently proposed related-party transactions, required to be disclosed pursuant to SEC rules.

RISK OVERSIGHT
The Board has overall responsibility for risk oversight and, in that capacity, oversees the Company's risk environment and associated management practices as part of its evaluation of the Company's ongoing operations and strategic direction. To carry out its oversight function, the Board is organized into five standing committees with specific duties and risk-monitoring responsibilities: Audit and Oversight, Compensation, Corporate Governance, Executive and Finance. With the exception of the Executive Committee, each of the Board’s committees meets regularly throughout the year, and receives regular briefings prepared by management and outside advisors on specific areas of current and emerging risks to the enterprise, as captured through the Company's enterprise risk management framework.
The Company has an Enterprise Risk Steering Committee ("ERSC"), comprised of senior-level management employees whose purpose is to foster an enterprise-wide approach to identifying and managing risk. The Audit Services department conducts an annual enterprise risk assessment, whereby business leaders identify existing, new or emerging issues or changes within their business areas that could have enterprise implications. Risk areas are then mapped to create a cumulative assessment of their significance and likelihood, taking into consideration industry benchmarking information, as appropriate. The mapping also identifies lines of responsibility for managing the risks to ensure accountability and focus. On a regular basis, the ERSC discusses findings of this assessment, holds in-depth discussions with members of management on identified subjects, and tracks progress and status of mitigation efforts. Senior management is tasked with ensuring that these risks and opportunities are appropriately addressed. The results of these risk management efforts are reported to the executive leadership team and are the subject of regular reports to the Board and its committees.

WEC Energy Group	P-22	2020 Proxy Statement

The committees routinely report to the full Board on matters that fall within the designated areas of responsibility, as described in their respective charters. Examples of risk monitoring activity that have been designated to committees are shown in the chart below. More information on the committees' duties and responsibilities begins on page P-25.
While the Board delegates specified duties to its committees, the Board retains collective responsibility for comprehensive risk oversight, including short- and long-term critical risks that could impact the Company's sustainability. The Board believes that certain risks should be contemplated by the full Board. Examples include the Board's (i) oversight of environmental and social risks, including the potential impact of climate change on the utility sector, (ii) review and approval of mergers and acquisitions, and (iii) review and approval of significant capital projects and investments.
Executive sessions for the non-management directors are generally held at every regularly scheduled board and committee meeting, during which directors have direct access to, and meet as needed with, Company representatives to discuss matters related to risk management. Outside of scheduled meetings, the Board, its committees and individual Board members have full access to senior executives and other key employees, including the CEO, CFO, General Counsel, Chief Audit Officer, Compliance Officer, Chief Information Officer and Controller. They are also free to engage with the leaders of our utility companies and our corporate center departments, including customer service, environmental, external affairs, human resources, investor relations, tax and treasury.
The Board believes that its leadership structure, in combination with management's enterprise risk management program, effectively supports the risk oversight function of the Board.

ENVIRONMENTAL AND SOCIAL GOVERNANCE
The Board is vigilant in its oversight of management’s strategic decision-making as it navigates important developments in the utility industry. This includes oversight of the approach we take in fulfilling environmental and social stewardship matters. The Board is mindful of its responsibility to provide safe, reliable and affordable energy, preserve the Company’s long-term value and make choices that take into account the interests of our stakeholders and well-being of our communities, now and in the future.
Examples of ways in which the Company demonstrated its commitment to strong environmental and social stewardship in 2019 are spotlighted below.
Commitment to delivering a clean energy future:

•	Met and exceeded our 2030 goal of reducing carbon emissions by 40% below 2005 levels. Given our progress, we are re-evaluating our longer-term carbon reduction goals.

•
Continued to execute on our generation reshaping plan, retiring the Presque Isle Power Plant, which was an older, less efficient coal-fired generating plant, and constructing 180 MW of natural gas-fueled generation in the Upper Peninsula of Michigan. We have retired 40% of our coal generation since 2014.

WEC Energy Group	P-23	2020 Proxy Statement

•	Broke ground on two major solar initiatives in Wisconsin, with Wisconsin Public Service Corporation owning 100 megawatts of each project.

•
Filed with the Public Service Commission of Wisconsin (“PSCW”) for approval for Wisconsin Electric Power Company (“WE”) to partner with an unaffiliated utility on one additional solar project, where WE will own 100 megawatts of the output from the project.

•	Received PSCW approval for WE to participate in two renewable energy pilot programs that could add up to a total of 185 megawatts of renewables to WE’s portfolio.

•
Set a new long-term goal to reduce the rate of methane emissions from our natural gas distribution lines by 30% per mile from a 2011 baseline by 2030. By the end of 2019, we were more than halfway toward achieving that goal.

Commitment to our stakeholders:

•	Named as one of America’s Best Employers for Diversity by Forbes Magazine.

•	Conducted enterprisewide workplace ethics survey to gauge employee perceptions of the company's actions, process and operating style.

•	Received the Above and Beyond Award in recognition of providing employees who serve in a military capacity with additional non-mandated benefits to ease burdens associated with deployment.

•	Both of our Wisconsin electric utilities earned PA Consulting's Reliability One Awards for outstanding electric reliability performance in the Midwest.

•	WEC Energy Group was named best in the U.S. by J.D. Power in their 2019 Large Customer Satisfaction study (Top 2 box).

•	Recognized as second-largest corporate charitable contributor in Wisconsin by Milwaukee Business Journal.

•	Spent $282.6 million with certified minority-, women-, service-disabled- and veteran-owned businesses.
2019 Priority Sustainability Issues Assessment Project
During 2019, the Company partnered with the Electric Power Research Institute to conduct a rigorous analysis of the Company's sustainability priorities, looking for insights and validation from internal and external stakeholders. Findings from this project are being used to inform our sustainability strategy and disclosures, beginning with our upcoming Corporate Responsibility Report.
2019 Climate Report
In April 2019, the Company issued its first climate report, Pathway to a Cleaner Energy Future, to illustrate the approach we are taking to reduce greenhouse gas emissions and to present an analysis of factors that could affect our future decision-making. We collaborated with the Electric Power Research Institute to evaluate potential climate scenarios and better understand the related risks, opportunities and uncertainties. The report was prepared in conformity with the Task Force on Climate-Related Financial Disclosures (TCFD).
Commitment to Reporting Transparency
We value the importance our stakeholders place on understanding how we manage risks and opportunities associated with sustaining our enterprise. In addition to engaging directly with stakeholders on environmental and social issues, we are committed to continually enhancing our transparency on these matters through a variety of reporting mechanisms, including those noted below. Further, we routinely respond to data verification and survey requests from a substantial number of third party organizations seeking input regarding our ESG performance, programs and policies.

See the Corporate Responsibility section of our website for more details: www.wecenergygroup.com/csr

WEC Energy Group	P-24	2020 Proxy Statement

BOARD LEADERSHIP
Leadership Structure
Consistent with WEC Energy Group's bylaws and Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of the Chief Executive Officer and Chairman of the Board. As part of the Board's executive succession plan, effective February 1, 2019, the Board appointed J. Kevin Fletcher as CEO and named Mr. Klappa as Executive Chairman of the Board, thereby separating the CEO and Chair positions. The Board believes this leadership structure is in the best interests of the Company's stockholders at this time. Separating these positions allows Mr. Fletcher to focus on implementing the Company's operating plans and leading the day-to-day management of our seven customer-facing utilities, and allows Mr. Klappa to lead the board in its oversight, advisory and risk management roles, with added leadership responsibility for Company strategy, capital allocation, investor relations and economic development matters.

Independent Presiding Director
Our Corporate Governance Guidelines detail the specific duties to be performed by the Board’s Independent Presiding Director, a position that is currently held by Director Bowles, Chair of the Corporate Governance Committee. Duties of this role include:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors;

•	serves as liaison between the CEO and the independent directors under most circumstances, although each individual director has full access to the CEO;

•	has authority to call meetings of the independent directors;

•	reviews and approves meeting agendas for the Board and its committees;

•	reviews and approves meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	reviews all proposed changes to committee charters; and

•	leads the annual Board evaluation.

The Board expects that Ms. Bowles will continue to serve in this capacity until the 2020 Annual Meeting of Stockholders, when she will complete her service as a director. The Board is committed to appointing a fully independent director to assume this position.

BOARD AND COMMITTEE PRACTICES
Board Meetings
During 2019, the Board met seven times and executed four written unanimous consents. All directors attended more than 75% of the total number of meetings of the Board and Board committees on which he or she served, with average director attendance at more than 94%. Generally, all directors are expected to attend the Company’s Annual Meetings of Stockholders. With the exception of Mr. Leverett, all of the director nominees who were standing for election at the 2019 Annual Meeting of Stockholders held on May 2, 2019 were in attendance.

Executive Sessions
At every regularly scheduled Board and committee meeting, executive sessions are scheduled, and are generally held, for the non-management directors to meet without management present. An executive session of independent directors was held at every regularly scheduled Board meeting in 2019.

Director Orientation and Continuing Education
Management takes seriously its responsibility to onboard new directors and provide ongoing education for existing directors on the unique and complex issues inherent in operating a public company in the regulated utility industry.

Management has created a robust orientation program that introduces new directors to the Company’s organizational structure, businesses, strategies, risks and opportunities, which includes in-house and field programs such as walking tours of the Company's generating facilities and project sites, senior management presentations and individual sessions with senior leaders. These activities assist new directors in developing and/or enhancing their Company and industry knowledge to optimize their service on the Board.

Ongoing opportunities to participate in continuing education are provided to the directors in the form of internally developed materials and presentations, programs presented by third parties and financial support to attend qualifying academic or other independent programs, which help our directors enhance the skills and knowledge needed to carry out their responsibilities. During 2019, management facilitated numerous educational programs in which both Company and third-party experts presented to and discussed with the directors a variety of strategic and industry-related topics. In addition, all of our directors are members of the National Association of Corporate Directors.

WEC Energy Group	P-25	2020 Proxy Statement

Succession Planning
Board Succession Planning
The Board is regularly engaged in rigorous discussions on Board succession planning, taking into consideration matters such as: current inventory of director skills; diversity, including gender, race/ethnicity, retirement age and tenure; and future competencies needed to support appropriate oversight of the Company's strategic initiatives, financial and operational performance, and enterprise risks. During 2019, these discussions took into consideration (1) the impact of Directors Bowles and Budney completing their service on the Board at the 2020 Annual Meeting of Stockholders, (2) the benefits of Director Fischer continuing service for one additional year and (3) the fact that two other directors are expected to complete their service at the 2021 Annual Meeting of Stockholders.

Two New Director Nominees
The election of Directors Green and Lane, effective October 2019 and January 2020, respectively, strategically replaced and enhanced skills essential for carrying out the Board's evolving oversight responsibilities, and also fulfilled our commitment to retaining the Board's gender diversity. The Board's decision to nominate Director Fischer for one additional year of service beyond retirement age is intended to provide additional continuity as new members join the Board, and in particular, provide valued assistance with the planned rotation of his Audit and Oversight Committee Chair role to an independent director following the 2020 Annual Meeting of Stockholders.

Management Succession Planning
Company leaders have the responsibility to continually develop the talent across the organization through the broadening and deepening of business and leadership knowledge. As an ongoing strategic initiative, succession planning and internal talent development are integral components of our workforce planning process, which includes discussions at all levels of the organization, including with the Board. Throughout 2019, the Board was actively engaged in oversight of the senior and executive management succession planning process and spent considerable time discussing executive management's plans to foster a deep talent bench and plan for senior leadership succession. The Compensation Committee, which has responsibility for reviewing organizational changes that have a significant impact on the Company, as well as reviewing succession plans for executive officers, held numerous discussions throughout 2019 to discuss the Company's recruiting and development programs, which included updates on key talent, as well as workforce demographics across the organization.

Annual Performance Evaluations
CEO Performance
The Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development and execution, management development, effective communication with constituencies, demonstrated integrity and effective representation of the Company in community and industry affairs.

As part of this practice, the Compensation Committee Chair individually obtains from each non-management director his or her input on the CEO’s performance, which is summarized and discussed with the Compensation Committee members and next in executive session with all non-management directors. The Compensation Committee Chair then shares the evaluation results with the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations. The Compensation Committee considers the input of all non-management directors in determining appropriate compensation for the CEO. This process was completed for Mr. Fletcher in December 2019.

Executive Chairman Performance
Under the same process and timing as the CEO evaluation, the Compensation Committee Chair facilitated the annual performance evaluation of Mr. Klappa in his role as Executive Chairman, and thereafter approved a 2020 compensation package for Mr. Klappa in December 2019.

Board Performance
Led by the Independent Presiding Director, the Board annually evaluates its own performance using a framework of questions developed by the National Association of Corporate Directors. In advance of one-on-one interviews scheduled between the Independent Presiding Director and each board director, the directors are instructed to consider several “reflection” questions, in addition to a list of questions that fall within five broad categories: (i) board composition and leadership; (ii) board committees; (iii) board meetings; (iv) overall effectiveness of the Board; and (v) overall effectiveness of the Board with regard to management.

Using this interview process provides each Board member an opportunity to speak candidly. At the conclusion of the individual feedback sessions, the Independent Presiding Director first leads the Corporate Governance Committee, and then the Board, through a group discussion of key takeaways. This evaluation process was conducted in December of 2019. The Corporate Governance Committee and the Board discussed the board evaluation results at their meetings in January 2020. It is standard

WEC Energy Group	P-26	2020 Proxy Statement

practice for the Corporate Governance Committee to use the results of this process to foster continuous improvement of the Board's governance activities.

Committee Performance
Each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. During this evaluation, each committee compares its performance against the requirements of its charter and its annual planning calendar; contemplates a series of questions related to the qualifications and performance of committee members; considers the quality and quantity of information provided to the committee in advance of its meetings; and evaluates the effectiveness of the processes the committee uses to carry out its oversight responsibilities. The results of the annual evaluations are used by each committee to identify its strengths and areas where its governance practices can be improved. Each committee may recommend changes to its charter to the full Board based upon the evaluation results.

It is also standard practice for the Corporate Governance Committee annually to conduct a holistic review of all of the Committees' charters and annual planning calendars, taking into consideration evolving and new best practices with respect to risk oversight. Recommendations are routed to the appropriate Committee Chair, as needed, for consideration.

BOARD COMMITTEES
The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Executive and Finance. Each committee, except the Executive Committee, operates under a charter approved by the Board, which can be found on our website at www.wecenergygroup.com/govern/committee-comp.htm. With the exception of the Executive Committee, only independent directors serve on the standing committees.

Directors Barbara Bowles and Albert Budney will complete their service as directors in May 2020, and thus are not serving as nominees for re-election at the 2020 Annual Meeting of Stockholders. Mr. Budney currently serves as a member of the Corporate Governance Committee. Ms. Bowles currently chairs the Corporate Governance Committee, is a member of the Audit and Oversight Committee and the Executive Committee, and also serves as the Independent Presiding Director.

•	Following the 2020 Annual Meeting of Stockholders, the Board will appoint an independent director to serve as both the Corporate Governance Committee Chair and as the Independent Presiding Director.

•
The Board will also appoint an independent director to serve as Audit and Oversight Committee Chair immediately following the 2020 Annual Meeting of Stockholders; if re-elected, Director Fischer will remain on the Audit and Oversight Committee to provide continuity during this leadership transition, and he will also remain a member of the Compensation Committee.

Audit and Oversight
Members	Key Responsibilities

Thomas J. Fischer, Chair Barbara L. Bowles Patricia W. Chadwick Danny L. Cunningham Henry W. Knueppel 2019 Meetings: 6
• Oversee the integrity of the financial statements.
• Oversee management compliance with legal and regulatory requirements.
• Review the Company's environmental and compliance programs.
• Review, approve, and evaluate the independent auditors’ services.
• Oversee the performance of the internal audit function and independent auditors.
• Discuss risk management and major risk exposures and steps taken to monitor and control such exposures.
• Establish procedures for the submission and treatment of complaints and concerns regarding the Company’s accounting controls and auditing matters.
• Prepare the audit committee report required by the SEC for inclusion in the proxy statement.

The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit and Oversight Committee consists solely of independent directors who meet the independence requirements of the SEC, NYSE and the Board's Corporate Governance Guidelines. In addition, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by NYSE rules and qualify as audit committee financial experts within the meaning of SEC rules.

WEC Energy Group	P-27	2020 Proxy Statement

Compensation
Members	Key Responsibilities

Ulice Payne, Jr., Chair William M. Farrow III Thomas J. Fischer 2019 Meetings: 7*
• Determine and annually review the Compensation Committee’s compensation philosophy.
• Oversee the development of competitive, performance-based executive and director compensation programs.
• Review and approve the compensation paid to select employees, including certain senior officers and executive officers (including base salaries, incentive compensation, and benefits).
• Establish and administer the CEO and Executive Chairman compensation packages.
• Set performance goals relevant to the CEO and Executive Chairman compensation.
• Annually evaluate CEO and Executive Chairman performance and determine compensation adjustments.
• Oversee succession planning and assignments to key executive officers.
• Prepare the report required by the SEC for inclusion in the proxy statement.
• Review the results of the most recent stockholder advisory vote on compensation of the named executive officers ("NEOs").

*Included one joint meeting with the Corporate Governance Committee.
The Compensation Committee consists solely of independent directors who meet the independence requirements of the SEC, NYSE and the Board's Corporate Governance Guidelines.
The Compensation Committee is charged with administering the compensation package of WEC Energy Group’s non-management directors. The Compensation Committee meets with the Corporate Governance Committee annually to review the compensation package of WEC Energy Group’s non-management directors and to determine the appropriate amount of such compensation.
The Compensation Committee, which has authority to retain advisers, including compensation consultants, at WEC Energy Group’s expense, retained Frederic W. Cook & Co., Inc. ("FW Cook") to analyze and help develop the Company’s executive compensation program, and to assess whether the compensation program is competitive and supports the Committee’s objectives. FW Cook also assesses and provides recommendations on non-management director compensation, as discussed in more detail on page P-30. FW Cook is engaged solely by the Compensation Committee to provide executive compensation consulting services, and does not provide any additional services to the Company.
In connection with its retention of FW Cook, the Compensation Committee reviewed FW Cook’s independence, including: (1) the amount of fees received by FW Cook from WEC Energy Group as a percentage of FW Cook’s total revenue; (2) FW Cook’s policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships that could impact independence. After reviewing these and other factors, the Compensation Committee determined that FW Cook is independent and the engagement did not present any conflicts of interest. FW Cook also determined that it was independent from the Company’s management, which was confirmed in a written statement delivered to the Compensation Committee.
For more information regarding our executive and director compensation processes and procedures, please refer to “Compensation Discussion and Analysis” beginning on page P-33 and to "Director Compensation" beginning on page P-30, respectively.

Corporate Governance
Members	Key Responsibilities

Barbara L. Bowles, Chair Albert J. Budney, Jr. Curt S. Culver William M. Farrow III Maria C. Green Henry W. Knueppel 2019 Meetings: 5*
• Establish and annually review the Corporate Governance Guidelines to verify that the Board is effectively performing its fiduciary responsibilities to stockholders.
• Establish and annually review director candidate selection criteria.
• Identify and recommend candidates to be named as nominees of the Board for election as directors.
• Lead the Board in its annual review of the Board’s performance.

*Included one joint meeting with the Compensation Committee.
The Corporate Governance Committee consists solely of independent directors who meet the independence requirements of the NYSE and the Board's Corporate Governance Guidelines.

WEC Energy Group	P-28	2020 Proxy Statement

Executive
The Board also has an Executive Committee, which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies, and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), Barbara L. Bowles, Curt S. Culver, Thomas J. Fischer, and Ulice Payne, Jr. The Executive Committee did not meet in 2019.

Finance
Members	Key Responsibilities

Curt S. Culver, Chair Patrica W. Chadwick William M. Farrow III Thomas K. Lane Ulice Payne, Jr. Mary Ellen Stanek 2019 Meetings: 3
• Review and monitor the Company’s current and long-range financial policies and strategies, including our capital structure and dividend policy.
• Authorize the issuance of corporate debt within limits set by the Board.
• Discuss policies and financial programs with respect to financial risk management.
• Approve the Company’s financial plan, including the capital budget.

The Finance Committee consists solely of independent directors who meet the independence requirements of the NYSE and the Board's Corporate Governance Guidelines.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the persons who served as members of the Compensation Committee during 2019 was an officer or employee of the Company during 2019 or at any time in the past nor had reportable transactions with the Company.

During 2019, none of our executive officers served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.

COMMUNICATIONS WITH THE BOARD
Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal business office, 231 W. Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201. All communications received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. Pursuant to instructions from the Board, all communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

Where to find more information on governance
You can find our Corporate Governance Guidelines, Code of Business Conduct, and other corporate governance materials, including WEC Energy Group’s Restated Articles of Incorporation, Bylaws, Board committee charters and Board contact information, on the Corporate Governance section of our website at www.wecenergygroup.com/govern/governance.htm. You can request copies of these materials from the Corporate Secretary at the address provided above in “Communications with the Board."

WEC Energy Group	P-29	2020 Proxy Statement

DIRECTOR COMPENSATION
Consistent with its charter, the Compensation Committee seeks to maintain a competitive director compensation program that enables the Company to attract and retain key individuals and to motivate them to help the Company achieve its short- and long-term goals. As such, the committee is responsible for reviewing key market-based trends in director compensation and benefits packages and for recommending changes to the Board, as appropriate, that will attract and retain quality directors. The Committee’s charter authorizes it to engage consultants or advisors in connection with its review and analysis of director compensation. The Compensation Committee used FW Cook during 2019 for this purpose. Directors who are also employees of the Company do not receive additional compensation for service as a director.

2019 Compensation of the Board of Directors
The following table describes the components of the non-management director compensation program during 2019. The Compensation Committee believes that this program:

•	is equitable based upon the work required of directors serving an entity of the Company’s size and scope, and

•	ties the majority of director compensation to stockholder interests because the value of the equity awards fluctuates depending upon the Company’s stock price.

Compensation Element	2019 Non-Management Director Compensation Program
Annual Cash Retainer Fee	$100,000
Annual Equity Retainer	$135,000 in restricted stock, which vests one year from grant date
Annual Committee Chair Fees
• Audit and Oversight	$20,000 paid in $5,000 quarterly increments
• Compensation	$15,000 paid in $3,750 quarterly increments
• Corporate Governance	$15,000 paid in $3,750 quarterly increments
• Finance	$15,000 paid in $3,750 quarterly increments
Board and Committee Meeting Fees	None
Stock Ownership Guideline	Ownership of common stock or deferred stock units that have a value equal to five times the annual cash retainer for non-management directors to be satisfied within five years of joining the Board

Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage, and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table located on the next page.

The Company reimburses directors for all out-of-pocket travel expenses. These reimbursed amounts are also not reflected in the table located on the next page.

Deferred Compensation Plan. Non-management directors may defer all or a portion of their cash fees pursuant to the Directors’ Deferred Compensation Plan. Directors have two investment options in the plan - the Company's phantom stock measurement fund or a prime rate fund. The value of the phantom stock measurement fund appreciates or depreciates based upon market performance of the Company's common stock, and it also grows through the accumulation of reinvested dividend equivalents. Deferral amounts are credited in the name of each participating director to accounts on the books of WEC Energy Group that are unsecured and are payable only in cash at the time elected by the director. Deferred amounts will be paid out of general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust addressed later in this proxy statement.

Legacy Charitable Awards Program. Directors elected prior to January 1, 2007 participate in a Directors’ Charitable Awards Program under which the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each participating director, including employee directors, following the director’s death. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations may mitigate the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Current Directors participating in the program are Messrs. Culver, Fischer, Klappa, and Payne, and Mmes. Bowles and Chadwick.

WEC Energy Group	P-30	2020 Proxy Statement

Director Compensation Table. The following table summarizes the total compensation received during 2019 by each director serving as a non-management director of WEC Energy Group in 2019.

Name	Fees Earned or Paid In Cash	(1) Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
John F. Bergstrom (2)	107,500	286,873 (3)	—	—	—	23,374	417,747
Barbara L. Bowles	115,000	135,000	—	—	—	21,947	271,947
William J. Brodsky (2)	100,000	286,873 (3)	—	—	—	—	386,873
Albert J. Budney, Jr.	100,000	135,000	—	—	—	—	235,000
Patricia W. Chadwick	100,000	135,000	—	—	—	20,608	255,608
Curt S. Culver	115,000	135,000	—	—	—	22,730	272,730
Danny L. Cunningham	100,000	135,000	—	—	—	—	235,000
William M. Farrow III	100,000	135,000	—	—	—	—	235,000
Thomas J. Fischer	120,000	135,000	—	—	—	23,374	278,374
Maria C. Green	25,000	—	—	—	—	—	25,000
Henry W. Knueppel	100,000	135,000	—	—	—	—	235,000
Allen L. Leverett (4)	—	—	—	—	—	—	—
Ulice Payne, Jr.	107,500	135,000	—	—	—	16,710	259,210
Mary Ellen Stanek	100,000	135,000	—	—	—	—	235,000

(1)
Other than Mr. Bergstrom (0 shares), Mr. Brodsky (0 shares), Ms. Green (0) and Mr. Leverett (11,755 shares), each director held 2,037 shares of restricted stock as of the close of business on December 31, 2019.

(2)	Messrs. Bergstrom and Brodsky completed their service as directors at the Annual Meeting of Stockholders held on May 2, 2019.

(3)
In consideration of their exemplary service to the Board, the Compensation Committee accelerated the vesting of 1,996 shares of restricted stock previously awarded to each of Messrs. Bergstrom and Brodsky. The incremental fair value associated with each acceleration was $151,873, which is included in the reported amounts.

(4)	Mr. Leverett resigned from the Board, effective July 18, 2019. Mr. Leverett did not receive any director compensation in 2019.

Fees Earned or Paid in Cash. The amounts reported in the Fees Earned or Paid in Cash column include annual cash-based retainers for each non-management director and applicable annual committee chair fees earned during 2019 regardless of whether such retainers and fees were paid in cash or deferred.

Stock Awards. On January 2, 2019, each current non-management director received his or her 2019 annual equity retainer in the form of restricted stock equal to a value of $135,000. The amounts reported in the Stock Awards column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding estimated forfeitures, of the restricted stock awarded. Each reported restricted stock award vests in full one year from the grant date.

All Other Compensation. All amounts reported in the All Other Compensation column represent costs attributed to the director for the Directors’ Charitable Awards Program. See “Legacy Charitable Awards Program” above for additional information.
2020 Compensation of the Board of Directors
In December 2019, the Compensation Committee completed its annual review of director compensation and determined that, based upon research provided by FW Cook, total non-management director compensation delivered in cash based retainers and in equity, as well as the Compensation Committee Chair fee, were below market median. As a result, the Compensation Committee recommended and the Board approved an increase of $15,000 in total non-management director compensation to be delivered as $10,000 in cash-based retainers and $5,000 in equity. As a result, the annual cash-based retainer was increased from $100,000 to $110,000 and the value of the annual restricted stock equity award was increased from $135,000 to $140,000 effective January 1, 2020. In addition, the Board approved the recommendation to increase the annual Compensation Committee Chair fee to $20,000. The Compensation Committee concluded that it was appropriate for all other committee chair fees to remain unchanged from the approved 2019 levels. Director Payne recused himself from the discussions and decision regarding the increase in the Compensation Committee Chair fee.

WEC Energy Group	P-31	2020 Proxy Statement

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, the Company seeks your advisory vote on the approval of the compensation paid to our named executed officers (commonly referred to as "Say-on-Pay") as described in the Compensation Discussion and Analysis and the related tables included in this proxy statement. Approval, on a non-binding, advisory basis, of the compensation of the named executed officers requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2020 Annual Meeting of Stockholders. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis on pages P-33 through P-47 of this proxy statement, the Compensation Committee has structured the Company’s executive compensation program with the following objectives in mind:

•	offer a competitive, performance-based plan;

•	enable the Company to attract and retain key individuals;

•	reward achievement of the Company’s short-term and long-term goals; and

•	align with the interest of the Company’s stockholders and customers.

As described in this proxy statement, the Company believes that the compensation paid to our named executed officers in 2019 was well-tailored to achieve these objectives, tying a significant portion of total pay to performance and aligning the interests of the named executed officers with those of stockholders and customers. We encourage you to carefully review the Compensation Discussion and Analysis and related tables included in this proxy statement, which describe in greater detail WEC Energy Group’s compensation philosophy and programs, as well as the 2019 compensation levels, in connection with approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement for the 2020 Annual Meeting of Stockholders.”

The Board of Directors recommends that you vote “FOR”
the advisory vote on Executive Compensation.

WEC Energy Group	P-32	2020 Proxy Statement

Compensation Discussion and Analysis

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board, the elements of our executive compensation program, the purposes and objectives of these elements, and the manner in which we established the compensation of our named executive officers ("NEOs") for fiscal year 2019.

References to “we,” “us,” “our,” "Company," and “WEC Energy Group” in this discussion and analysis mean WEC Energy Group, Inc. and its management, as applicable.

EXECUTIVE SUMMARY
Overview
The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals without creating an incentive for our NEOs to take excessive risks. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. To that end, a substantial portion of pay is at risk, and generally, the value will only be realized upon strong corporate performance.

We also value the input of our stockholders and recognize the increasing investor desire for companies to link ESG factors to compensation. ESG initiatives are firmly entrenched in our executive compensation program. In fact, since 2004 our performance metrics have included customer satisfaction, supplier and workforce diversity, and safety.

2019 Business Highlights
During 2019, we continued to make excellent progress in our efforts to streamline and improve business processes, and consolidate IT infrastructure across our companies. At the same time, the Company achieved solid results and continued to create long-term value for our stockholders and customers by focusing on the following:

•	World-class reliability	•	Operating efficiency	•	Employee safety
•	Financial discipline	•	Exceptional customer care

Commitment to Stockholder Value Creation. Financially, WEC Energy Group again delivered solid earnings growth, generated strong cash flow, and increased the dividend for the 16th consecutive year. In January 2019, the Board raised the quarterly dividend 6.8% to $0.59 per share, equivalent to an annual rate of $2.36 per share. In January 2020, the Board again increased the quarterly dividend 7.2% to $0.6325 per share, which is equivalent to an annual rate of $2.53 per share, in line with our plan to maintain a dividend payout ratio of 65% to 70% of earnings. Overall, the Company also turned in strong performances in customer satisfaction, supplier diversity and network reliability during 2019. Our employees demonstrated their resiliency as we responded to severe storms that hit Wisconsin in July 2019, impacting more than 290,000 customers in our Wisconsin service areas.

WEC Energy Group	P-33	2020 Proxy Statement

Specific Company achievements during 2019 include:

2019 Financial Highlights
•    WEC Energy Group delivered solid earnings growth again, generated strong cash flow, and increased the dividend for the 16th consecutive year.
•    We achieved fully diluted earnings per share of $3.58. (2)
•    Each of our regulated utility subsidiaries earned its allowed rate of return, with our Wisconsin utilities earning their fully allowed rate of return.
•    We returned approximately $744.5 million to WEC Energy Group stockholders through dividends.
•    Our common stock set 48 new all-time trading highs during the year.
•    In January 2020, the Board raised the quarterly dividend to $.6325 per share, which is equivalent to an annual dividend rate of $2.53 per share.

(1) For 2017, excludes a one-time $0.65 per share gain related to a revaluation of our deferred taxes as a result of the Tax Cuts and Jobs Act of 2017. For 2016 and 2015, excludes costs of $0.01 and $0.30, per share, respectively, related to our acquisition of Integrys Energy Group. See Appendix A on P-72 for a full GAAP reconciliation and an explanation of why we believe the presentation of adjusted earnings per share is relevant and useful to investors.

2019 Performance Highlights

•
PA Consulting Group named We Energies the most reliable utility in the Midwest for the ninth year in a row. Wisconsin Public Service Corporation (“WPSC”) also was recognized for its outstanding reliability performance as a midsize utility.

•	Set a new long-term goal to reduce the rate of methane emissions from our natural gas distribution lines by 30% per mile from a 2011 baseline by 2030.

•
Continued to execute on our generation reshaping plan, retiring the Presque Isle power plant, which is an older, less efficient coal fired generating plant, and constructing 180 megawatts of natural gas-fueled generation in the Upper Peninsula of Michigan.

•	Named as one of America’s Best Employers for Diversity by Forbes Magazine.

•	Spent $282.6 million with qualified minority-, women-, service-disabled- and veteran-owned businesses, the highest spending with diverse suppliers in the Company’s history.(2)

•	Peoples Gas Light and Coke Company was named as a 2019 Most Trusted Utility Brand by the Cogent Syndicated Utility Trusted Brand & Customer Engagement study.

•	All major utility subsidiaries either met or exceeded our overall customer satisfaction targets.(2)

•	Continued to grow the Company’s non-utility energy infrastructure segment, either investing or agreeing to invest in three different wind farms for a cumulative total of approximately $698 million.

•	Broke ground on two major solar initiatives in Wisconsin, with WPSC owning 100 megawatts of each project.

•
Filed with the PSCW for approval for Wisconsin Electric Power Company ("WE") to partner with an unaffiliated utility on one additional solar project, where WE will own 100 megawatts of the output from the project.

•	Received PSCW approval for WE to participate in two renewable energy pilot programs that could add up to a total of 185 megawatts of renewables to WE's portfolio.

(2) This measure is a component of our short-term incentive compensation program.

WEC Energy Group	P-34	2020 Proxy Statement

Long-Term Stockholder Returns
Over the past decade, WEC Energy Group has consistently delivered among the best total returns in the industry and did so again in 2019.

FIVE-YEAR CUMULATIVE RETURN (1)
$225
$200
$175
$150
$125
$100
12/31/14
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19
WEC Energy Group
S&P 500
Custom Peer Index Group

INDUSTRY-LEADING TOTAL STOCKHOLDER RETURNS

400%
300%
200%
100%
0%
One Year
Three Year
Five Year
Ten Year
WEC Energy Group
S&P Utilities
S&P Electric
Dow Jones Utilities
Philadelphia Utility

(1)    The Five-Year Cumulative Return Chart shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the last five years had $100 been invested at the close of business on December 31, 2014. For information about the Custom Peer Index Group, see "Performance Graph" in the Company's 2019 Annual Report.
Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

Consideration of 2019 Stockholder Advisory Vote and Stockholder Outreach
At the 2019 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our named executive officers with 92.5% of the votes cast. The Compensation Committee considered this outcome as well as the feedback received during meetings we again held with many of our institutional stockholders. During 2019, we communicated with stockholders representing approximately 42% of the Company’s outstanding common stock about our environmental, social, governance and compensation practices. The Compensation Committee is always looking for ways to refine our compensation program. However, in light of the significant stockholder support our executive compensation program received in 2019 and the payout levels under our performance-based program for 2019, the Compensation Committee believes that the current compensation program is competitive, aligned with our financial and operational performance goals, and in the best interests of the Company, stockholders, and customers.

WEC Energy Group	P-35	2020 Proxy Statement

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
We have three primary elements of total direct compensation: (1) base salary; (2) annual incentive awards; and (3) long-term incentive awards consisting of a mix of performance units, stock options, and restricted stock. The Compensation Committee again retained Frederic W. Cook & Co., Inc. ("FW Cook") as its independent compensation consultant to advise the Compensation Committee with respect to our executive compensation program. The Compensation Committee generally relied upon the recommendations of FW Cook as it developed the 2019 program.

As shown in the charts below, 81% of Mr. Fletcher's 2019 total direct compensation and an average of 78% of the other NEOs’ 2019 total direct compensation is tied to Company performance and is not guaranteed.

In addition to the components of total direct compensation identified above, our retirement programs are another important component of our compensation program.

To the extent feasible, we believe it is important that the Company’s compensation program not dilute the interests of current stockholders. Therefore, we currently use open-market purchases to satisfy our benefit plan obligations, including the exercise of stock options and awarding of restricted stock.

This Compensation Discussion and Analysis contains a more detailed discussion of each of the above components for 2019, including FW Cook’s recommendations with respect to each component.

Compensation Governance and Practices
The Compensation Committee annually reviews and considers the Company’s compensation policies and practices to ensure our executive compensation program aligns with our compensation philosophy. Highlighted below is an overview of our current compensation practices.

WEC Energy Group	P-36	2020 Proxy Statement

What We Do

• Our compensation program focuses on key Company results (financial, safety, customer satisfaction, diversity) that are aligned with our strategic goals.
• A substantial portion of compensation is at risk and tied to Company performance.
• The compensation program has a long-term orientation aligned with stockholder interests.
• We include ESG metrics in our compensation program.
• The Compensation Committee retains an independent compensation consultant to help design the Company’s compensation program and determine competitive levels of pay.
• The Compensation Committee's independent compensation consultant reviews competitive employment market data from two general industry surveys and a comparison group of companies similar to WEC Energy Group.
• We have a clawback policy that provides for the recoupment of incentive-based compensation. ▶  P-45
• Annual incentive-based compensation contains multiple, pre-established performance metrics aligned with stockholder and customer interests. ▶  P-39

• The Performance Unit Plan award payouts (including dividend equivalents) are based on stockholder return as compared to an appropriate peer group and Additional Performance Measure(s), selected by the Compensation Committee. ▶  P-41
• The Performance Unit Plan requires a separation from service following a change in control for award vesting to occur. ▶  P-44
• Equity award and other benefit plan obligations are satisfied through open-market purchases of WEC Energy Group common stock.
• Meaningful stock ownership levels are required for senior executives. ▶  P-45
• Ongoing engagement with investors takes place to ensure that compensation practices are responsive to stockholder interests.
• We prohibit hedging and pledging of WEC Energy Group common stock. ▶  P-46
• We prohibit entry into any new arrangements that obligate the Company to pay directly or reimburse individual tax liability for benefits provided by the Company. ▶ P-47
• We prohibit repricing of stock options without stockholder approval.

Competitive Benchmarking
As a general matter, we believe the labor market for WEC Energy Group executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

To confirm that our annual executive compensation is competitive with the market, FW Cook reviewed 2019 general industry executive compensation survey data obtained from Willis Towers Watson and Aon Hewitt. FW Cook also analyzed the compensation data from a peer group of 18 companies similar to WEC Energy Group in size and business model. The methodology used by FW Cook to determine the peer group of companies is described below.

FW Cook started with U.S. companies in the Standard & Poor’s database, and then limited those companies to the same line of business as WEC Energy Group as indicated by the Global Industry Classification Standards. This list of companies was then further limited to companies with revenues between $2.5 billion and $24 billion (approximately one-third to three times the size of WEC Energy Group’s revenues), and that were within a reasonable size range in various other measures such as operating income, total assets, total employees, and market capitalization. From this list, FW Cook selected companies similar in overall size to WEC Energy Group with consideration given to companies that met one or more of the following criteria:

•	Diversified, technically sophisticated utility operations (e.g., multiple utilities, electric utilities);

•	Minimal non-regulated business; and/or

•	Operates in the Midwest.
These criteria resulted in a comparison group of 18 companies with median revenues and market capitalization of approximately $10.6 billion and $17 billion, respectively.

WEC Energy Group	P-37	2020 Proxy Statement

The comparison group utilized for purposes of 2019 compensation includes the same companies as the previous year’s comparison group, and was comprised of the 18 companies listed below.

• Alliant Energy Corporation	• Consolidated Edison, Inc.	• FirstEnergy Corp.	• SCANA Corporation
• Ameren Corporation	• DTE Energy Co.	• NiSource Inc.	• The Southern Company
• American Electric Power Company	• Edison International	• PG&E Corporation	• Xcel Energy Inc.
• CMS Energy Corporation	• Entergy Inc.	• PPL Corp.
• CenterPoint Energy	• Eversource Energy	• Pinnacle West Capital Corp.

The Compensation Committee approved this comparison group.

DETERMINATION OF MARKET MEDIAN
In order to determine the “market median” for our NEOs, FW Cook recommended that the survey data from Willis Towers Watson and Aon Hewitt receive a 75% weighting and the comparison group of 18 companies receive a 25% weighting. The Compensation Committee agreed with this recommendation. The survey data received a higher weighting because we consider the labor market for our executives to be consistent with that of general industry. Using this methodology, FW Cook recommended, and the Compensation Committee approved, the appropriate market median for each of our NEOs.

The comparison of each component of compensation with the appropriate market median when setting the compensation levels of our NEOs generally drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

ANNUAL BASE SALARY
The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.

Based upon the market data analyzed by FW Cook, we generally target base salaries to be at or near the market median for each NEO. However, the Compensation Committee may, in its discretion, set base salaries at a different amount when the Compensation Committee deems it appropriate.

Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility, market compensation data and contribution to the results of the Company’s operations. At the beginning of each year, our CEO develops a list of goals for WEC Energy Group and our employees to achieve during the upcoming year. At the end of the year, our CEO measures the performance of the Company against each stated goal and reports the results to the Board. The Compensation Committee then takes the Company’s performance into consideration when establishing our CEO’s compensation for the upcoming year. Our CEO undertakes a similar process with the other NEOs, who develop individual goals related to the achievement of the Company’s goals developed by our CEO. At the end of the year, each officer’s performance is measured against these goals. Compensation recommendations and determinations for the upcoming year for each executive officer take into consideration the level of such performance. Upon separation of the offices of CEO and Chairman, the Compensation Committee began establishing the Chairman's salary.

2019 Salary Determination Process
Mr. Klappa, who was CEO until February 1, 2019, developed the 2019 goals with significant input from Mr. Fletcher who assumed the CEO role on that date. Mr. Klappa and Mr. Fletcher continue to work together to establish the Company’s goals.

Regarding 2019 salaries, in recognition of Mr. Fletcher’s appointment to President and Chief Executive Officer of WEC Energy Group, the Compensation Committee increased his annual base salary to $1,004,000. Also, in connection with Mr. Klappa’s appointment to Executive Chairman, he entered into a written agreement with the Company for his 2019 compensation, which was approved by the Compensation Committee. Pursuant to the terms of the letter agreement, Mr. Klappa’s 2019 annual base salary was set at $1,000,000, effective February 1, 2019.

With respect to the 2019 salaries of the remaining NEOs, in December 2018, Mr. Klappa, who was CEO at the time, recommended annual base salaries to the Compensation Committee based upon a review of the market compensation data provided by FW Cook and the other factors described above. The Compensation Committee approved the recommendations, which represented an average increase in annual base salary of approximately 4.5% for Messrs. Lauber, Kuester and Garvin, and Ms. Kelsey. After taking these adjustments into account, the annual base salary of each NEO was at or near the market median.

WEC Energy Group	P-38	2020 Proxy Statement

ANNUAL CASH INCENTIVE COMPENSATION
We provide annual cash incentive compensation through our Short-Term Performance Plan (“STPP”). The STPP provides for annual cash awards to NEOs based upon the achievement of pre-established stockholder-, customer-, and employee- focused objectives. All payments under the STPP are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based upon actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder and customer value, as well as individual contributions to successful operations.

2019 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our NEOs. This target level of compensation is expressed as a percentage of base salary.

Effective February 1, 2019, the target award level for Mr. Fletcher was increased to 125% of base salary in recognition of his appointment to President and Chief Executive Officer of WEC Energy Group. Therefore, Mr. Fletcher’s STPP payout level reflects a 90% target level for January 2019 and a 125% target level for February through the remainder of 2019. Also effective February 1, 2019, Mr. Klappa’s target award level was set at 100% of base salary in recognition of Mr. Fletcher succeeding Mr. Klappa as CEO and Mr. Klappa’s appointment to Executive Chairman. Therefore, Mr. Klappa’s STPP payout level reflects a 120% target level for one month and a 100% target level for the remainder of the year.

The year-end 2019 target awards for each NEO (other than Messrs. Fletcher and Klappa, who are discussed above) are set forth in the chart below.

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Lauber	80%
Mr. Kuester	85%
Ms. Kelsey	75%
Mr. Garvin	65%

The target award levels of each NEO above reflect median incentive compensation practices as indicated by the market data.

For 2019, the possible payout for any NEO ranged from 0% of the target award to 210% of the target award, based upon performance.

2019 Financial Goals under the STPP. The Compensation Committee adopted the 2019 STPP with a continued principal focus on financial results. In December 2018, the Compensation Committee approved WEC Energy Group’s earnings per share (75% weight) and cash flow (25% weight) as the primary performance measures to be used in 2019. We believe earnings per share and cash flow are key indicators of financial strength and performance, and are recognized as such by the investment community.

In January 2019, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s earnings per share as set forth in the chart below.

Earnings Per Share Performance Goal	Earnings Per Share CAGR	Payout Level
$3.38	3.0%	25%
$3.41	4.0%	50%
$3.45	5.2%	100%
$3.48	6.1%	135%
$3.52	7.3%	200%

If the Company’s performance falls between these levels, the payout level with respect to earnings per share is determined by interpolating on a straight line basis the appropriate payout level.

The Company’s growth plan, which has been communicated to the public, calls for a long-term compound annual growth rate (“CAGR”) in earnings per share of 5.0% to 7.0%. At the time the Compensation Committee was establishing targets for 2019, this CAGR was measured off a 2018 base of $3.28 per share, which represented the mid-point of the original 2018 annual earnings guidance. We believe that this CAGR, plus our continued growth in dividends, supports a premium valuation as compared to the Company’s peers. In order to further motivate management, the Compensation Committee determined that the Company’s target and maximum payout levels should exceed the low and high ends of the 5.0% to 7.0% CAGR growth plan. Therefore, the target (100%) and maximum payout levels (200%) were tied to 5.2% and 7.3% CAGRs, respectively. The Compensation Committee tied the above-target payout level to achievement of a 6.1% CAGR.

WEC Energy Group	P-39	2020 Proxy Statement

In January 2019, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s cash flow as set forth in the chart below ($ in millions).

Cash Flow	Payout Level
$1,750	25%
$1,800	50%
$1,850	100%
$1,900	135%
$2,000	200%

If the Company’s performance falls between these levels, the payout level with respect to cash flow is determined by interpolating on a straight-line basis the appropriate payout level.

The Compensation Committee based the cash flow performance level goals on WEC Energy Group’s funds from operations (“FFO”). FFO is calculated by taking “cash provided by operating activities” and eliminating certain accruals and other items related to capital spending. GAAP requires these items to be recorded as part of cash from operations, but management views them as related to the Company’s capital expenditure program. The Compensation Committee believes that basing the cash flow performance goals on FFO provides a more accurate measurement of the cash generated by the Company’s operations that is available for capital investment, which is the Company’s primary driver for earnings growth. FFO is not a measure of financial performance under GAAP, and the Company's calculation may differ from similarly titled measures used by other companies or securities rating agencies.

2019 Financial Performance under the STPP. In January 2020, the Compensation Committee reviewed our actual performance for 2019 against the financial and operational performance goals established under the STPP, subject to final audit.

WEC Energy Group’s 2019 financial performance satisfied the maximum payout level established for earnings per share and cash flow. WEC Energy Group’s earnings per share were $3.58 for 2019, and its cash flow, based on FFO, was $2,396 million. Our cash flow result is not a measure of financial performance under GAAP.

By satisfying the maximum payout level with respect to these financial measures, the NEOs earned 200% of the target award from the financial goal component of the STPP.

2019 WEC Energy Group Operational Goals and Performance under the STPP. The Compensation Committee recognizes the importance of integrating ESG initiatives into the Company’s compensation program. Therefore, similar to prior years, in December 2018 and January 2019, the Compensation Committee also approved operational performance measures and targets under the STPP that promote certain of the Company's ESG priorities. The Compensation Committee identified commitment to customer satisfaction, supplier and workforce diversity, and safety as critical to the success of the Company. For that reason, annual incentive awards could be increased or decreased by up to 10% of the actual award based upon WEC Energy Group’s performance in the operational areas of customer satisfaction (5% weight), safety (2.5% weight), and supplier and workforce diversity (2.5% weight).

The Compensation Committee measures customer satisfaction levels based upon the results of surveys that an independent third party conducts of customers who had direct contact with our utilities during the year, which measure (i) customers’ satisfaction with the respective utility overall, and (ii) customers’ satisfaction with respect to the particular transactions with the applicable utility. Safety is measured based upon performance against the number of lost time injuries and OSHA recordable incidents. In the past few years, safety was also measured against the number of Near Miss/Unsafe Condition (“NMUC”) Reports filed. Although NMUC reporting continues to be an important tool to mitigate safety risks, the reports do not measure the severity of the unsafe condition. The Company continues to track NMUC reports as well as other initiatives aimed at identifying and rectifying safety concerns but does not tie NMUC metrics themselves to pay.

The operational performance measures are based upon recommendations from management and take into consideration both current-year performance and our longer-term objective of achieving top quartile performance of all of our principal utilities. The Compensation Committee reviews management's recommendations and may make adjustments to the performance measures if it determines changes are necessary. The following table provides the operational goals approved by the Compensation Committee for 2019, as well as WEC Energy Group’s performance against these goals:

WEC Energy Group	P-40	2020 Proxy Statement

Operational Measure	Below Goal	Goal	Above Goal	Final Result
Customer Satisfaction Percentage of "Highly Satisfied":	-5.00%	0.00%	+5.00%
Company	<77.1%	77.1% - 80.0%	>80.0%	80.5%
Transaction	<80.9%	80.9% - 83.5%	>83.5%	82.7%
Safety:	-2.50%	0.00%	+2.50%
Lost Time Injury - Incidents	>54	33 - 54	<33	43
OSHA Recordable - Incidents	>182	128 - 182	<128	197
Diversity:	-2.50%	0.00%	+2.50%
Supplier ($ in Millions)	<221.9	221.9 - 250.8	>250.8	282.6
Workforce - Assessment	Not Met	Met	Exceeded	Met
Based on the operational results listed in the table above, WEC Energy Group’s performance with respect to operational goals generated a 2.5% increase to the compensation awarded under the STPP for 2019 for financial results.

Based upon the Company’s performance against the financial and operational goals established by the Compensation Committee, Mr. Fletcher received annual incentive cash compensation under the STPP of $2,433,884 for 2019. This represented 249% of his annual base salary. Messrs. Klappa, Lauber, Kuester, and Garvin, and Ms. Kelsey, each received annual cash incentive compensation for 2019 under the STPP equal to 207%, 162%, 172%, 143%, and 152% of their respective annual base salaries, representing 202.50% of the target award for each officer.

The Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate. In light of Mr. Garvin's significant individual contributions and commitment to advancing the Company's legislative and regulatory matters in all four state jurisdictions, the Compensation Committee increased Mr. Garvin's 2019 total award.

LONG-TERM INCENTIVE COMPENSATION
The Compensation Committee administers our 1993 Omnibus Stock Incentive Plan, amended and restated effective January 1, 2016, which is a stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights, and restricted stock. The Compensation Committee also administers the WEC Energy Group Performance Unit Plan, under which the Compensation Committee may award performance units. The Compensation Committee primarily uses (1) performance units, including dividend-equivalents, (2) stock options, and (3) restricted stock to deliver long-term incentive opportunities.

Performance Units. Each year, the Compensation Committee makes annual grants of performance units under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Payouts are based upon the Company’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period, and may be adjusted based upon the Company’s performance against one or more Additional Performance Measures. The performance units are settled in cash.

Selection of Additional Performance Measure(s). “Additional Performance Measure” is defined as the performance criterion or criteria (if any) that the Compensation Committee selects, in its sole discretion, based upon the attainment of specific levels of performance by WEC Energy Group. Performance units vest in an amount between 0% and 175% of the target award based upon WEC Energy Group’s comparative total stockholder return over a three-year performance period. However, the vesting percentage may be adjusted based upon WEC Energy’s performance against the Additional Performance Measure(s). The Additional Performance Measure(s), if any, must be selected by the Compensation Committee at the beginning of the three-year performance period. For each year during the performance period, the Compensation Committee will select the target(s) for the Additional Performance Measure(s) and the potential adjustment to the vesting percentage for that year based upon achievement of the Additional Performance Measure(s) relative to the selected target(s). The actual adjustment, if any, to the vesting percentage based upon the Additional Performance Measure(s) will be determined annually. In no event will any adjustment cause the vesting percentage over the three-year performance period to be less than zero.

Short-Term Dividend Equivalents. We increase the number of unvested performance units as of any date that we declare a cash dividend on our common stock by the amount of short-term dividend equivalents a participant is entitled to receive. Short-term dividend equivalents are calculated by multiplying (a) the number of unvested performance units held by a plan participant as of the related dividend record date by (b) the amount of cash dividend payable by the Company on a share of common stock; and (c) dividing the result by the closing price for a share of the Company's common stock on the dividend payment date. In

WEC Energy Group	P-41	2020 Proxy Statement

effect, short-term dividend equivalents are credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the three-year performance period, rather than paying out the dividend equivalents annually on unearned performance units.

Short-term dividend equivalents are treated as additional unvested performance units and are subject to the same vesting, forfeiture, payment, termination, and other terms and conditions as the original performance units to which they relate. In addition, outstanding short-term dividend equivalents are treated as unvested performance units for purposes of calculating future short-term dividend equivalents.

Stock Options. Each year, the Compensation Committee also makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.

Restricted Stock. The Compensation Committee also awards restricted stock as part of the long-term incentive plan, consistent with market practice. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.

Aggregate 2019 Long-Term Incentive Awards. Generally, when establishing the target value of long-term incentive awards and the appropriate mix of performance units, stock options, and restricted stock for each NEO, the Compensation Committee reviews the market compensation data and analysis provided by FW Cook. Based upon FW Cook’s analysis, for 2019 the Compensation Committee determined that the long-term incentive awards would be weighted 65% performance units, 20% stock options, and 15% restricted stock for Messrs. Fletcher, Lauber, and Garvin, and Ms. Kelsey. Target values also were presented to and approved by the Compensation Committee in December 2018.

With respect to Messrs. Klappa and Kuester, after consultation with FW Cook, the Compensation Committee determined that their long-term incentive awards would be weighted 80% restricted stock and 20% stock options. At the time, there had not yet been a determination as to the duration of Messrs. Klappa’s and Kuester’s tenure with the Company other than it would likely be shorter than the other executive officers. Since the vesting percentage of performance units is based upon WEC Energy Group’s total stockholder return over a three-year period, the Compensation Committee determined that performance units would not accurately reflect the contributions of Messrs. Klappa and Kuester to the success of the Company over a shorter period of time.

Based upon the market data provided by FW Cook, we customarily target the long-term incentive award to be at or near the market median value of long-term incentive compensation for each executive officer’s position. Other than Mr. Kuester, all of the NEOs’ long-term incentive awards were within this target range for 2019. The value of Mr. Kuester’s 2019 long-term incentive award was set at the same level as his 2018 award, consistent with the commitment the Company made to Mr. Kuester when he agreed to return to the Company.

2019 Stock Option Grants. In December 2018, the Compensation Committee approved the grant of stock options to each of our NEOs and established an overall pool of options that were granted to approximately 200 other employees. The option grants to the NEOs were made effective January 2, 2019, the first trading day of 2019. The options were granted with an exercise price equal to the average of the high and low prices reported on the NYSE for shares of WEC Energy Group common stock on the grant date. The options were granted in accordance with our standard practice of making annual stock option grants effective on the first trading day of each year, and the timing of the grants was not tied to the timing of any release of material information.

These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment under certain circumstances. See “Potential Payments upon Termination or Change in Control” beginning on page P-57 for additional information. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent). However, the Committee may not reduce the exercise price of existing options or cancel outstanding options and grant replacement options having a lower exercise price without stockholder approval.

For purposes of determining the appropriate number of options to grant to a particular NEO, the value of an option was determined based upon the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation. The following table provides the number of options granted to each NEO in 2019:

WEC Energy Group	P-42	2020 Proxy Statement

Executive Officer	Options Granted
Mr. Fletcher	44,825
Mr. Klappa	33,180
Mr. Lauber	30,560
Mr. Kuester	51,550
Ms. Kelsey	20,147
Mr. Garvin	14,931

For financial reporting purposes, the stock options granted on January 2, 2019 had a grant date fair value of $8.60 per option.

2019 Restricted Stock Awards. In December 2018, the Compensation Committee also approved the grant of restricted stock to each of our NEOs and established an overall pool of restricted stock that was granted to approximately 200 other employees. The grants to the NEOs were also made effective January 2, 2019 . Other than the shares granted to Messrs. Klappa and Kuester, the restricted stock vests in three equal annual installments beginning on January 2, 2020. The shares of restricted stock granted to Messrs. Klappa and Kuester vest in full on the one year anniversary of the grant date, reflecting the shorter tenure the Committee expected for Messrs. Klappa and Kuester as compared to the other NEOs.

The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability, or by action of the Compensation Committee. Messrs. Klappa’s and Kuester’s restricted stock also fully vested if they resigned for “good reason,” defined as a material diminution in their authority, duties or responsibilities, including, but not limited to, the Company’s appointment of a successor Chief Executive Officer. See “Potential Payments upon Termination or Change in Control” beginning on page P-57 for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The NEOs have the right to vote the restricted stock and to receive cash dividends when the Company pays a dividend to our stockholders.

For purposes of determining the appropriate number of shares of restricted stock to grant to a particular NEO, the Compensation Committee used a value of $73.86 per share. This value was based upon the volume-weighted price of WEC Energy Group’s common stock for the ten trading days beginning on November 30, 2018, and ending on December 14, 2018. The Compensation Committee uses the volume-weighted price in order to minimize the impact of day-to-day volatility in the stock market.

The measurement period is customarily early- to mid-December for annual awards in order to shorten the timeframe between the calculation of the awards and the actual grant date. The following table provides the number of shares of restricted stock granted to each NEO in 2019:

Executive Officer	Restricted Stock Granted
Mr. Fletcher	3,909
Mr. Klappa	15,434
Mr. Lauber	2,665
Mr. Kuester	23,977
Ms. Kelsey	1,757
Mr. Garvin	1,302

2019 Performance Units. In 2019, the Compensation Committee granted performance units to each of our NEOs (other than Messrs. Klappa and Kuester) and approved a pool of performance units that were granted to approximately 200 other employees. With respect to the 2019 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2021, as compared to the total stockholder return of the custom peer group described below. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period. However, the vesting percentage may be adjusted based upon WEC Energy Group’s performance against the Additional Performance Measure. For the 2019 performance unit awards, the Compensation Committee selected performance against the weighted average authorized return on equity of all WEC Energy Group’s utility subsidiaries as the Additional Performance Measure.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.

WEC Energy Group	P-43	2020 Proxy Statement

The 2019 performance unit peer group against which WEC Energy Group's performance will be measured originally included:

• Alliant Energy Corporation	• DTE Energy Co.	• FirstEnergy Corp.	• SCANA Corporation
• Ameren Corporation	• Duke Energy Corp.	• NiSource Inc.	• The Southern Company
• American Electric Power Company	• Edison International	• OGE Energy Corp.	• Xcel Energy Inc.
• CMS Energy Corporation	• Eversource Energy	• PG&E Corporation
• Consolidated Edison, Inc.	• Evergy, Inc.	• Pinnacle West Capital Corp.

The peer group is chosen by the Compensation Committee, based upon management’s recommendation and with the concurrence of FW Cook. This peer group was chosen because we believe these companies are similar to WEC Energy Group in terms of business model and long-term strategies, with a primary focus on regulated utility operations rather than a non-regulated business model. There is significant overlap between the performance unit peer group and the comparison group developed by FW Cook for purposes of benchmarking compensation levels. However, there are several companies that are different among the two groups because FW Cook places significant weight on the financial metrics of the companies included in its comparison group, whereas we focus more on operational measures for the performance unit peer group.

In January 2019, the Compensation Committee determined that SCANA Corporation should be removed from the custom peer group for the outstanding 2017-2019 performance unit awards, and should not be included in any future peer groups. On January 2, 2019, SCANA Corporation was acquired by Dominion Energy, Inc. As a result, SCANA Corporation is no longer a public company. This action is consistent with the Compensation Committee’s past decisions to adjust the peer group to account for the impact of mergers and acquisitions.

The required percentile ranking for total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a NEO’s cessation of employment with WEC Energy Group prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon the termination of the NEO’s employment (1) by reason of disability or death or (2) after a change in control of WEC Energy Group. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the NEO by reason of retirement prior to the end of the three-year performance period.

In response to feedback we received from stockholders, the Compensation Committee amended the Performance Unit Plan, effective January 1, 2017, to provide for an Additional Performance Measure. Similar to the performance units awarded in 2017 and 2018, the Additional Performance Measure for the 2019 performance unit awards is the weighted average authorized return on equity (“ROE”) of all WEC Energy Group’s utility subsidiaries. In order for WEC Energy Group to meet its earnings per share targets, it is important that our utilities earn at or close to their allowed rates of return. The Company’s performance against this measure may increase or decrease the vesting percentage of the performance units up to 10% over the three-year performance period. For the 2017, 2018, and 2019 performance awards, the ROE targets and potential adjustments were set as follows for 2019:

If Actual Annual ROE is	The Annual Adjustment is	ROE Ranges
≤ 20 bp below the Authorized ROE	+ 3.33%	≥ 9.70%
21 - 30 bp below the Authorized ROE	0%	9.69% - 9.60%
> 30 bp below the Authorized ROE	(3.33)%	< 9.60%

WEC Energy Group’s utility subsidiaries achieved a weighted average authorized ROE of 10.34% for 2019. This resulted in a 3.33% increase in the vesting percentage of the performance units awarded in January 2019, January 2018 and January 2017.

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For purposes of determining the appropriate number of performance units to grant to a particular NEO, the Compensation Committee used a value of $73.86 per unit, the same value used for the restricted stock granted in January 2019.

The following table provides the number of performance units granted to each NEO effective January 2, 2019, at the 100% target level:

Executive Officer	Performance Units Granted
Mr. Fletcher	16,941
Mr. Klappa	—
Mr. Lauber	11,550
Mr. Kuester	—
Ms. Kelsey	7,614
Mr. Garvin	5,643

2019 Payouts under Previously Granted Long-Term Incentive Awards. In 2017, the Compensation Committee granted performance unit awards to participants in the Performance Unit Plan. The terms of the performance units granted in 2017 were substantially similar to those of the performance units granted in 2019 described above. The required percentile ranks for total stockholder return and related vesting schedule were identical to that of the 2019 performance units.

Payouts under the 2017 performance units were based upon our total stockholder return for the three-year performance period ended December 31, 2019 against the same group of peer companies used for the 2019 performance unit awards. The peer group for the 2017 performance unit awards originally included Great Plains Energy, Inc., which combined with Westar Energy, Inc. on June 4, 2018 in a merger of equals that created Evergy, Inc. As a result, the Compensation Committee replaced Great Plains Energy, Inc. with Evergy, Inc. in the 2017 peer group. Also, as stated above, SCANA Corporation was removed from the 2017 - 2019 peer groups.

Our total stockholder return was at the 94th percentile of the peer group for the three-year performance period ended December 31, 2019, resulting in the performance units vesting at a level of 175%. The cumulative three-year impact of the Company’s performance against the Additional Performance Measure was a 10% increase in the vesting percentage of the performance units for a total vesting level of 185%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($92.23) on December 31, 2019, the last trading day of the performance period. The actual payout to each NEO (other than Messrs. Klappa and Kuester, and Ms. Kelsey, who did not have any 2017 performance units outstanding) is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2019” table.

COMPENSATION RECOUPMENT POLICY
Accountability is a fundamental value of WEC Energy Group. To reinforce this value through the Company’s executive compensation program, the Compensation Committee has adopted a clawback policy that provides for the recoupment of incentive-based compensation in the event WEC Energy Group is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws (other than restatements permitted as a result of changes in accounting principles or interpretation). Pursuant to the policy, the Compensation Committee will recover from any current or former executive officer who has received incentive-based compensation during the three-year period preceding the date on which WEC Energy Group is required to prepare the accounting restatement, any portion of the incentive-based compensation paid in excess of what would have been paid to the executive officer under the restated financial results. The Company may also recover incentive-based compensation if an executive officer’s employment is terminated for cause, or the executive officer violates a noncompetition or other restrictive covenant.

STOCK OWNERSHIP GUIDELINES
The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the NEOs. Accordingly, the Compensation Committee has implemented stock ownership guidelines requiring officers who participate in the long-term incentive program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officer's level.

In addition to shares owned outright, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC Energy Group phantom stock units held in the Executive Deferred Compensation Plan; WEC Energy Group stock held in WEC Energy Group's 401(k) plans; performance units at target; and shares held in a brokerage account, jointly with an immediate family member or in a trust.

The guidelines require each executive officer, including the NEOs, to acquire (generally within five years of appointment as an executive officer) and hold common stock and other equity-related securities of the Company having a minimum fair market

WEC Energy Group	P-45	2020 Proxy Statement

value ranging from 250% to 600% of base salary. The Compensation Committee believes these stock ownership guidelines discourage unreasonable risk-taking by Company officers.

The Compensation Committee annually reviews whether executive officers are in compliance with these guidelines. The last review was completed in October 2019. The Compensation Committee determined that all NEOs are in compliance, or making sufficient progress towards compliance, with these guidelines.

PROHIBITION ON HEDGING AND PLEDGING
WEC Energy Group’s Corporate Securities Trading Policy prohibits the use of any strategies or products, including derivatives and short-selling techniques, to hedge against potential changes in the value of WEC Energy Group’s common stock. The policy, which is applicable to all directors and active employees of the Company, including the NEOs, also prohibits the holding of WEC Energy Group securities in a margin account, as well as the pledging of WEC Energy Group securities as collateral for a loan.

LIMITED TRADING WINDOWS
Officers, including the NEOs, other identified employees, and the Company’s directors may only transact in WEC Energy Group securities during approved trading windows after satisfying mandatory pre-clearance requirements.

RETIREMENT PROGRAMS
We also maintain retirement plans in which our NEOs participate: a defined benefit pension plan of the cash balance type, a supplemental pension plan, individual letter agreements with some of the NEOs, a 401(k) plan, and a non-qualified retirement savings plan. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the NEOs. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see "Pension Benefits at Fiscal Year-End 2019" and "Retirement Plans."

OTHER BENEFITS, INCLUDING PERQUISITES
We provide our executive officers, including the NEOs, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits, annual contributions to a qualified savings plan, and moving and relocation costs) are generally the same programs offered to substantially all of the Company’s management employees.

The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, reimbursement for expenses related to annual physical exam costs not covered by insurance, and limited spousal travel for business purposes. The Company also pays periodic dues and fees for club memberships for certain of the NEOs and other designated officers.

We customarily review market data regarding executive perquisite practices on an annual basis. For 2019, the Compensation Committee again reviewed our package of perquisites with FW Cook and decided not to make any changes. WEC Energy Group has a legacy group of executives who are still eligible for gross-ups. We reimburse those executives for taxes paid on income attributable to the financial planning benefits provided to the executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of the preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser.

We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer and community relationships. Officers, including the NEOs, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the "Summary Compensation Table." We do not permit personal use of the airplane available to the Company. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether or not an executive’s spouse travels. Any tax reimbursement is subject to the Company’s Tax Gross-Up Policy discussed below.

In addition, each of our executive officers is eligible to participate in an officer life insurance benefit. If an executive officer chooses to participate, upon such officer’s death while employed by the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the value of three times the officer’s base salary at the time of death.

WEC Energy Group	P-46	2020 Proxy Statement

TAX GROSS-UP POLICY
The Compensation Committee adopted a formal policy that prohibits entry into any contract, agreement, or arrangement with any officer of the Company that obligates the Company to pay directly or reimburse the officer for any portion of the officer’s individual tax liability for benefits provided by the Company. Excluded from this policy are (1) agreements or arrangements entered into prior to December 2014 when the policy was adopted, (2) agreements or arrangements entered into prior to, and assumed by the Company in connection with, any merger or acquisition, or (3) plans or policies applicable to Company employees generally.

This policy formalized the Compensation Committee’s policy that had been in place since July 2011 to eliminate tax gross-ups on perquisites provided by the Company to its officers (except to officers who were already receiving gross-ups as of July 2011). Of the NEOs, Messrs. Lauber and Garvin were receiving gross-ups from the Company prior to July 2011.

In light of Mr. Klappa’s and Mr. Kuester's retirements in May 2016 and January 2013, respectively, and subsequent return to the Company as executive officers in 2017 and 2018, respectively, both Mr. Klappa and Mr. Kuester were deemed new employees for benefits purposes and are not eligible to receive gross-ups.

SEVERANCE BENEFITS AND CHANGE IN CONTROL
Messrs. Klappa, Lauber, Kuester, and Garvin have not entered into an employment agreement that provides for severance and change in control benefits. However, they are eligible to participate in the Company’s Severance Pay Plan. Mr. Fletcher and Ms. Kelsey each entered into employment agreements with the Company, which include severance provisions. For a discussion of the severance benefits available under these agreements, and to our executive officers generally, see “Potential Payments upon Termination or Change in Control.”

In addition, our supplemental pension plan provides that in the event of a change in control, participants will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

IMPACT OF PRIOR COMPENSATION
The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.

SECTION 162(m) OF THE INTERNAL REVENUE CODE
In the past, certain components of the Company’s compensation program were designed to ensure the deductibility of compensation based on tax regulations in effect at the time the compensation was awarded, including Section 162(m). Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1,000,000 per year. For tax years prior to 2018, compensation over $1,000,000 per year could be deducted by the Company if such compensation was performance-based under Section 162(m) and issued through a plan that had been approved by stockholders. Starting with compensation awarded in 2018, the Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception under 162(m) for compensation over $1,000,000.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Ulice Payne, Jr, Committee Chair William M. Farrow III Thomas J. Fischer

WEC Energy Group	P-47	2020 Proxy Statement

Executive Compensation Tables

The following table summarizes total compensation awarded to, earned by, or paid to WEC Energy Group’s Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), and each of the other individuals identified in the table below (the “NEOs”).

SUMMARY COMPENSATION TABLE

							(7)
Name and Principal Position	Year	Salary	Bonus	(4) Stock Awards	(5) Option Awards	(6) Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(8)(9) All Other Compensation	Total	Total Without Change in Pension Value
		($)	($)	($)	($)	($)	($)	($)	($)	($)
J. Kevin Fletcher President and Chief Executive Officer	2019	975,939	—	1,421,449	385,495	2,433,884	3,958,141	87,193	9,262,101	5,349,308
	2018	504,733	—	521,122	109,816	792,078	739,652	52,100	2,719,501	2,023,895
	2017	436,800	—	535,648	137,199	633,095	1,198,310	44,062	2,985,114	1,800,225
Gale E. Klappa(1) Executive Chairman	2019	1,039,231	—	1,052,213	285,348	2,147,112	3,319,763	360,277	8,203,944	5,012,243
	2018	1,425,000	—	3,763,383	793,166	3,541,124	158,568	181,752	9,862,993	9,862,993
	2017	2,225,000	—	250,012	—	—	2,529,057	27,102	5,031,171	2,593,579
Scott J. Lauber Senior Executive Vice President and CFO	2019	624,904	—	969,107	262,816	1,012,500	179,895	93,413	3,142,635	2,983,624
	2018	574,711	—	858,790	229,716	952,418	22,857	76,186	2,714,678	2,714,678
	2017	467,321	—	534,890	137,001	764,441	93,343	66,124	2,063,120	1,977,525
Frederick D. Kuester(2) Senior Executive Vice President	2019	804,846	—	1,634,632	443,330	1,385,606	1,321,225	151,184	5,740,823	4,448,830
	2018	638,481	—	1,476,294	297,827	1,267,350	33,485	266,998	3,980,435	3,980,435

Margaret C. Kelsey(2) Executive Vice President, General Counsel and Corporate Secretary	2019	540,651	—	638,867	173,264	821,263	162	123,830	2,298,037	2,298,037
	2018	515,000	—	596,445	159,538	746,535	41	88,223	2,105,782	2,105,782

Robert M. Garvin Executive Vice President - External Affairs	2019	457,956	50,000(3)	473,476	128,407	602,869	95,348	79,102	1,887,158	1,795,310
	2018	441,462	—	477,354	127,639	594,226	75,976	74,203	1,790,860	1,717,450
	2017	428,604	—	437,987	112,203	578,855	80,450	66,394	1,704,493	1,624,043
Note: In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we believe that total compensation minus the change in pension value provides helpful additional information for comparative purposes.

(1)	Mr. Klappa served as CEO of WEC Energy Group until February 1, 2019, which is also the effective date of Mr. Fletcher's appointment as CEO.

(2)
Mr. Kuester, who was named Senior Executive Vice President effective March 1, 2018, and Ms. Kelsey, who was named Executive Vice President, General Counsel and Corporate Secretary effective January 1, 2018, became named executive officers in 2018. Therefore, no information has been provided for 2017 for either officer.

(3)
Reflects the adjustment made by the Compensation Committee to Mr. Garvin's 2019 STPP award to recognize Mr. Garvin's significant individual contributions and commitment to advancing the Company's legislative and regulatory matters in all four state jurisdictions.

(4)
The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of performance units and/or restricted stock awarded to each NEO in the respective year for which such amounts are reported. The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon the Company’s performance and the executive’s number of additional years of service with the Company.

The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance and excluding any performance units resulting from short-term dividend equivalents and the Additional Performance Measure, for each of Messrs. Fletcher, Lauber, and Garvin, and Ms. Kelsey, is $2,021,184, $1,378,021, $673,228, and $908,432, respectively, for the 2019 awards. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance and excluding any performance units resulting from short-term dividend equivalents and the Additional Performance Measure, for each of Messrs. Fletcher, Lauber ,and Garvin, and Ms. Kelsey, is $741,084, $1,221,145, $678,700, and $847,963, respectively, for the 2018 awards. See “Option Exercises and Stock Vested For Fiscal Year 2019” for the amount of the actual payout with respect to the 2017 award of performance units. Not included are the performance unit awards resulting from short-term dividend equivalents and/or the Additional Performance Measure that may increase or, in the case of the Additional Performance Measure, decrease these amounts.

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(5)
The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each NEO in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note 1(l) -- Stock-Based Compensation, in the Notes to Consolidated Financial Statements in our 2019 Annual Report on Form 10-K for a description of these assumptions. For 2019, the assumptions made in connection with the valuation of the stock options are the same as described in Note 1(l).

(6)	Consists of the annual incentive compensation earned under WEC Energy Group’s STPP.

(7)
The amounts reported for 2019, 2018, and 2017 reflect the aggregate change in the actuarial present value of each applicable NEO’s accumulated benefit under all defined benefit plans from December 31, 2018 to December 31, 2019, December 31, 2017 to December 31, 2018, and December 31, 2016 to December 31, 2017, respectively. The amounts reported for all three years also include above-market earnings on compensation that is deferred by the NEOs into the Prime Rate Fund under WEC Energy Group’s Executive Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code. The amounts earned for 2019 are shown below.

Name	Change in Pension Value	Non-Qualified Deferred Compensation Earnings	Total
	($)	($)	($)
J. Kevin Fletcher	3,912,793	45,348	3,958,141
Gale E. Klappa	3,191,701	128,062	3,319,763
Scott J. Lauber	159,011	20,884	179,895
Frederick D. Kuester	1,291,993	29,232	1,321,225
Margaret C. Kelsey	—	162	162
Robert M. Garvin	91,848	3,500	95,348

For 2019, 2018, and 2017, the applicable discount rate used to value pension plan liabilities moved from 4.30% to 3.40%, 3.65% to 4.30%, and 4.15% to 3.65%, respectively. As the discount rate decreases, the Company’s pension funding obligation increases, and vice versa. The changes in the actuarial present values of the NEOs’ pension benefits do not constitute cash payments to the NEOs.
The pension values reported represent only WEC Energy Group’s obligation of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans. Messrs. Fletcher, Klappa, and Kuester are entitled to receive pension benefits from prior employers. To the extent such prior employers are unable to pay their pension obligations, WEC Energy Group may be obligated to pay the total amount.

(8)
During 2019, each NEO received financial planning services and the cost of an annual physical exam; Messrs. Fletcher, Klappa, and Lauber were provided with membership in a service that provides healthcare and safety management when traveling outside the United States. Although Mr. Klappa utilized the benefit of spousal travel for business purposes in 2019, there was no associated cost to the Company as Mr. Klappa was not eligible to receive reimbursement for taxes paid on imputed income attributable to him for such travel.

(9)
For Mr. Klappa, the amount reported in All Other Compensation for 2019 includes $24,562 attributable to WEC Energy Group’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

All Other Compensation for Messrs. Fletcher, Klappa, Lauber, and Garvin, and Ms. Kelsey, for 2019 also consists of:

•	Employer matching of contributions into the WEC Energy Group 401(k) plan in the amount of $11,200 for each NEO;

•
Employer contributions into the WEC Energy Group 401(k) plan in the amount of $16,800 for Messrs. Klappa and Kuester, and Ms. Kelsey, and into the WEC Energy Group Non-Qualified Retirement Savings Plan in the amount of $259,002 for Mr. Klappa, $107,439 for Mr. Kuester, and $60,372 for Ms. Kelsey. These payments are in lieu of participation in the Company’s pension plan;

•
“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the WEC Energy Group 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $59,053 for Mr. Fletcher, $32,415 for Mr. Klappa, $51,854 for Mr. Lauber, $17,758 for Ms. Kelsey, and $30,862 for Mr. Garvin; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amount of $13,963 and $16,603 for Messrs. Lauber and Garvin.

WEC Energy Group	P-49	2020 Proxy Statement

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2019
The following table shows additional data regarding incentive plan awards to the NEOs in 2019.

Name	Grant Date	Action Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards (5)			Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Number of Securities Underlying Options (#)	Exercise or Base Price (6) ($/Sh)	Closing Market Price ($/Sh)
J. Kevin Fletcher	1/17/19	—	300,480	1,201,918	2,524,028	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	4,235	16,941	29,647	—	—	—	—	1,154,953
	1/2/19	12/6/18	—	—	—	—	—	—	3,909	—	—	—	266,496
	1/2/19	12/6/18	—	—	—	—	—	—	—	44,825	68.175	67.58	385,495
Gale E. Klappa	1/17/19	—	265,076	1,060,302	2,226,634	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	—	—	—	15,434	—	—	—	1,052,213
	1/2/19	12/6/18	—	—	—	—	—	—	—	33,180	68.175	67.58	285,348
Scott J. Lauber	1/17/19	—	125,000	500,000	1,050,000	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	2,888	11,550	20,213	—	—	—	—	787,421
	1/2/19	12/6/18	—	—	—	—	—	—	2,665	—	—	—	181,686
	1/2/19	12/6/18	—	—	—	—	—	—	—	30,560	68.175	67.58	262,816
Frederick D. Kuester	1/17/19	—	171,063	684,250	1,436,925	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	—	—	—	23,977	—	—	—	1,634,632
	1/2/19	12/6/18	—	—	—	—	—	—	—	51,550	68.175	67.58	443,330
Margaret C. Kelsey	1/17/19	—	101,391	405,562	851,680	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	1,904	7,614	13,325	—	—	—	—	519,084
	1/2/19	12/6/18	—	—	—	—	—	—	1,757	—	—	—	119,783
	1/2/19	12/6/18	—	—	—	—	—	—	—	20,147	68.175	67.58	173,264
Robert M. Garvin	1/17/19	—	74,428	297,713	625,197	—	—	—	—	—	—	—	—
	1/2/19	12/6/18	—	—	—	1,411	5,643	9,875	—	—	—	—	384,712
	1/2/19	12/6/18	—	—	—	—	—	—	1,302	—	—	—	88,764
	1/2/19	12/6/18	—	—	—	—	—	—	—	14,931	68.175	67.58	128,407

(1)	On December 6, 2018, the Compensation Committee awarded the 2019 option, restricted stock, and performance unit grants effective the first trading day of 2019 (January 2, 2019).

(2)	Non-equity incentive plan awards consist of annual incentive awards under WEC Energy Group’s STPP. For a more detailed description of the STPP, see the Compensation Discussion and Analysis.

(3)
Consists of performance units awarded under the WEC Energy Group Performance Unit Plan. WEC Energy Group’s Performance Unit Plan provides for short-term dividend equivalents. The number of performance units awarded will be increased as of any date that WEC Energy Group declares a cash dividend on its common stock by the amount of short-term dividend equivalents awarded. In effect, short-term dividend equivalents will be credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the performance units’ three-year performance period, contingent upon the Company’s performance. Therefore, the number of performance units reported at each of the threshold, target, and maximum levels in this table will increase by the number of short-term dividend equivalents earned. In addition, these amounts do not reflect any potential impact of the Company’s performance against the Additional Performance Measure. For a more detailed description of the performance units, short-term dividend equivalents, and Additional Performance Measure, see the Compensation Discussion and Analysis.

(4)	Consists of restricted stock awarded under the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.

(5)
Consists of non-qualified stock options to purchase shares of WEC Energy Group common stock pursuant to the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the options, see the Compensation Discussion and Analysis.

(6)
The exercise price of the option awards is equal to the fair market value of WEC Energy Group’s common stock on the date of grant. Fair market value is the average of the high and low prices of WEC Energy Group common stock, which is listed on the New York Stock Exchange, reported by Bloomberg, LLP on the grant date.

WEC Energy Group	P-50	2020 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019
The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the NEOs at fiscal year-end 2019.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
J. Kevin Fletcher	—	17,345	—	58.305	1/3/27	—	—	—	—
	—	16,055	—	66.015	1/2/28	—	—	—	—
	—	44,825	—	68.175	1/2/29	—	—	—	—
	—	—	—	—	—	5,469	504,406	—	—
	—	—	—	—	—	—	—	12,167	1,122,162
	—	—	—	—	—	—	—	31,063	2,864,940
Gale E. Klappa	50,000	—	—	52.895	1/2/25	—	—	—	—
	190,830	—	—	50.925	1/4/26	—	—	—	—
	—	115,960	—	66.015	1/2/28	—	—	—	—
	—	33,180	—	68.175	1/2/29	—	—	—	—
	—	—	—	—	—	15,434	1,423,478	—	—
Scott J. Lauber	5,000	—	—	41.025	1/2/24	—	—	—	—
	5,330	—	—	52.895	1/2/25	—	—	—	—
	6,720	—	—	50.925	1/4/26	—	—	—	—
	—	17,320	—	58.305	1/3/27	—	—	—	—
	—	26,465	—	66.015	1/2/28	—	—	—	—
	—	30,560	—	68.175	1/2/29	—	—	—	—
	—	—	—	—	—	4,864	448,607	—	—
	—	—	—	—	—	—	—	20,047	1,848,935
	—	—	—	—	—	—	—	21,178	1,953,247
Frederick D. Kuester	—	50,055	—	59.99	3/1/28	—	—	—	—
	—	51,550	—	68.175	1/2/29	—	—	—	—
	—	—	—	—	—	23,977	2,211,399	—	—
Margaret C. Kelsey	—	18,380	—	66.015	1/2/28	—	—	—	—
	—	20,147	—	68.175	1/2/29	—	—	—	—
	—	—	—	—	—	2,887	266,268	—	—
	—	—	—	—	—	—	—	13,921	1,283,934
	—	—	—	—	—	—	—	13,961	1,287,623
Robert M. Garvin	33,910	—	—	37.46	1/2/23	—	—	—	—
	24,665	—	—	41.025	1/2/24	—	—	—	—
	14,270	—	—	52.895	1/2/25	—	—	—	—
	17,210	—	—	50.925	1/4/26	—	—	—	—
	—	14,185	—	58.305	1/3/27	—	—	—	—
	—	14,705	—	66.015	1/2/28	—	—	—	—
	—	14,931	—	68.175	1/2/29	—	—	—	—
	—	—	—	—	—	2,675	246,715	—	—
	—	—	—	—	—	—	—	11,142	1,027,627
	—	—	—	—	—	—	—	10,347	954,304

(1)	All options reported in this column were granted ten years prior to their respective expiration date and vest 100% on the third anniversary of the grant date.

(2)
Effective January 3, 2017, Messrs. Fletcher, Lauber, and Garvin were granted restricted stock awards of 1,722; 1,719; and 1,407 shares, respectively, which began vesting in three equal annual installments on January 3, 2018. Effective January 2, 2018, Messrs. Fletcher, Lauber, and Garvin, and Ms. Kelsey, were granted restricted stock awards of 1,479; 2,439; 1,356; and 1,695 shares, respectively, which began vesting in three equal annual installments on January 2, 2019. Effective January 2, 2019, Messrs. Fletcher, Lauber, and Garvin, and Ms. Kelsey, were granted restricted stock awards of 3,909; 2,665; 1,302; and 1,757 shares, respectively, which began vesting in three equal annual installments on January 2, 2020. Effective January 2, 2019, Messrs. Klappa and Kuester were granted restricted stock awards of 15,434 and 23,977, respectively, which vested 100% on January 2, 2020. The vesting of the restricted stock granted to Messrs. Fletcher, Lauber, and Garvin, and Ms. Kelsey, may be accelerated in connection with a termination of employment due to a change in control, death or disability, or by action of the Compensation Committee.

(3)
The number of performance units reported were awarded in 2018 (first line) and 2019 (second line) and vest at the end of the three-year performance period ending December 31, 2020 and December 31, 2021, respectively. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount for both 2018 and 2019. The number and value of the 2018 performance units includes performance units resulting from the grant of short-term dividend equivalents and achievement of the Additional Performance Measure in 2018 and

WEC Energy Group	P-51	2020 Proxy Statement

2019. The number and value of the 2019 performance units includes performance units resulting from the grant of short-term dividend equivalents and achievement of the Additional Performance Measure in 2019.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2019
This table shows the number and value of (1) stock options that were exercised by the NEOs, (2) restricted stock awards that vested, and (3) performance units that vested in 2019.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3)(4) ($)
J. Kevin Fletcher	27,105	1,188,037	1,480	100,574
	—	—	15,169	1,399,079
Gale E. Klappa	608,855	25,174,929	60,164	4,131,697
	—	—	—	—
Scott J. Lauber	14,570	671,125	1,581	107,521
	—	—	15,149	1,379,204
Frederick D. Kuester	—	—	24,609	1,867,945
	—	—	—	—
Margaret C. Kelsey	—	—	565	38,519
	—	—	—	—
Robert M. Garvin	—	—	1,420	96,498
	—	—	12,406	1,144,189

(1)
Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of WEC Energy Group common stock at the time of exercise and the exercise price.

(2)
Reflects the number of shares of restricted stock that vested in 2019 (first line) and, the number of performance units that vested as of December 31, 2019, the end of the applicable three-year performance period (second line). The performance units were settled in cash.

(3)
Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of WEC Energy Group common stock on the date of vesting. We compute fair market value as the average of the high and low prices of WEC Energy Group common stock reported by Bloomberg, LLP on the vesting date.

(4)
Performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of WEC Energy Group common stock on December 31, 2019, the last trading day of the year.

WEC Energy Group	P-52	2020 Proxy Statement

PENSION BENEFITS AT FISCAL YEAR-END 2019
The following table sets forth information for each NEO regarding their pension benefits at fiscal year-end 2019 under WEC Energy Group’s three different retirement plans discussed below.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (5)(6) ($)	Payments During Last Fiscal Year(7) ($)
J. Kevin Fletcher	WEC Energy Group Plan	8.17	168,404	—
	SERP	8.17	406,447	—
	Individual Letter Agreement	42.75	9,114,487	—
Gale E. Klappa(2)	WEC Energy Group Plan	13.0	286,130	—
	SERP	—	3,403,143	263,731
	Individual Letter Agreement	38.67	23,867,452	1,849,639
Scott J. Lauber	WEC Energy Group Plan	29.50	612,353	—
	SERP	29.50	217,531	—
	Individual Letter Agreement	—	—	—
Frederick D. Kuester(3)	WEC Energy Group Plan	—	—	—
	SERP	9.17	913,465	61,740
	Individual Letter Agreement	40.33	9,791,300	661,782
Margaret C. Kelsey(4)	WEC Energy Group Plan	—	—	—
	SERP	—	—	—
	Individual Letter Agreement	—	—	—
Robert M. Garvin	WEC Energy Group Plan	8.67	179,963	—
	SERP	8.67	366,364	—
	Individual Letter Agreement	8.67	79,432	—

(1)
Years of service are computed as of December 31, 2019, the pension plan measurement date used for financial statement reporting purposes. Mr. Fletcher has been credited with 34.58 years of service pursuant to the terms of his Individual Letter Agreement ("ILA"). Prior to his retirement in May 2016, Mr. Klappa was credited with 25.67 years of service pursuant to the terms of his ILA. Prior to his retirement in January 2013, Mr. Kuester was credited with 31.16 years of service pursuant to the terms of his ILA. The increase in the aggregate amount of each of Messrs. Fletcher's, Klappa’s, and Kuester’s accumulated benefit under all of WEC Energy Group’s retirement plans resulting from the additional years of credited service is $7,416,200, $20,981,171, and $8,192,804, respectively.

(2)
Upon his retirement in May 2016, Mr. Klappa’s ILA terminated. At that time, the number of years of credited service and the accumulated benefit effectively transferred to the WEC Energy Group Plan and the SERP. Payments related to the ILA were actually paid under the WEC SERP. Mr. Klappa is not accruing additional benefits under these plans in connection with his current service.

(3)
Upon his retirement in January 2013, Mr. Kuester’s ILA terminated. At that time, the number of years of credited service and the accumulated benefit effectively transferred to the WEC Energy Group Plan and the SERP. Payments related to the ILA were actually paid under the WEC SERP. Mr. Kuester is not accruing additional benefits under these plans in connection with his current service.

(4)	Ms. Kelsey is not eligible to receive pension benefits under the WEC Energy Group Plan.

(5)	The key assumptions used in calculating the actuarial present values reflected in this column are:

•	Earliest projected unreduced retirement age based upon projected service:

–	For Mr. Fletcher, age 65.

–	For Mr. Klappa, age 65.67 (actual age at retirement in 2016).

–	For Mr. Lauber, age 60.

–	For Mr. Kuester, age 62.42 (actual age at retirement in 2013).

–	For Mr. Garvin, age 54.75.

•	Discount rate of 3.40%.

•	Cash balance interest crediting rate of 5.00%.

•	Form of payment:

–	Mr. Fletcher: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP and ILA - Life annuity.

–	Mr. Klappa's actual form of payment elected at retirement: WEC Energy Group Plan, SERP, and ILA - Single Life annuity

–	Mr. Lauber: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP - Ten Year Annual Installment

–	Mr. Kuester's actual form of payment elected at retirement: WEC Energy Group Plan - Lump Sum; SERP and ILA - 50% Joint & Survivor annuity

–	Mr. Garvin: WEC Energy Group Plan 50% lump sum / 50% life annuity; SERP and ILA - Five Year Annual Installment.

•	Mortality Table for life annuity - Pri-2012/ Male/White Collar with modified MP2019 projection.

(6)
WEC Energy Group’s pension benefit obligations to Messrs. Fletcher, Klappa, and Kuester will be partially offset by pension benefits they are entitled to receive from their former employers. The amounts reported for Messrs. Fletcher, Klappa, and Kuester represent only WEC Energy Group’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Fletcher’s, Klappa’s, and Kuester’s accumulated benefit under all of the plans is $12,364,163, $32,273,802, and $14,075,320, respectively, $2,674,825, $4,717,077, and $3,370,555 of which we estimate the prior employer is obligated to pay. If Messrs. Fletcher, Klappa, and Kuester’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, WEC Energy Group may be obligated to pay the total amount.

(7)
Messrs. Klappa and Kuester continued to receive retirement benefits under the SERP; however, payments under the WEC Energy Group Plan were suspended for Mr. Klappa at the time he resumed his role as an executive officer with the Company. Mr. Kuester’s entire WEC Energy Group Plan balance was previously paid in the form of a lump sum; therefore no further benefit exists for him in this plan.

WEC Energy Group	P-53	2020 Proxy Statement

RETIREMENT PLANS
WEC Energy Group maintains four different plans providing for retirement payments and benefits for the NEOs: a defined benefit pension plan of the cash balance type (“WEC Energy Group Plan”); a supplemental executive retirement plan (“SERP”); ILAs; and the WEC Energy Group Retirement Savings Plan, which is a 401(k) plan, for those individuals who are not eligible to participate in the WEC Energy Group Plan. The compensation currently considered for purposes of the retirement plans (other than the WEC Energy Group Plan and SERP) for Mr. Fletcher is $1,300,835. This amount represents the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. For Messrs. Lauber and Garvin, the compensation considered for purposes of the retirement plans is $1,577,322 and $1,052,182, respectively, of which $280,000 is applied to the WEC Energy Group Plan and the remainder to the SERP. These amounts represent their 2019 base salary, plus their 2018 STPP award paid in 2019. As of December 31, 2019, Messrs. Fletcher, Lauber, and Garvin currently have or are considered to have 42.75, 29.5, and 8.67 credited years of service, respectively, under the various plans described below. Messrs. Lauber and Garvin were not granted additional years of credited service.
See below for a discussion of the contributions made to the WEC Energy Group Retirement Savings Plan on behalf of Messrs. Klappa and Kuester, and Ms. Kelsey, who do not participate in the WEC Energy Group Plan.
The WEC Energy Group Plan
Most regular full-time and part-time employees, including several of the NEOs, participate in the WEC Energy Group Plan. The WEC Energy Group Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Energy Group Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Energy Group Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.
The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. From 2008 through 2013, the interest credit percentage was set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever was greater.
Effective January 1, 2014, participants receive an annual credit to the account equal to 6% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to a 5% fixed rate. For participants in the WEC Energy Group Plan on December 31, 2007 and December 31, 2013, their WEC Energy Group Plan benefit will never be less than the benefit accrued as of December 31, 2007 and December 31, 2013, respectively. The WEC Energy Group Plan benefit will be calculated under all three formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007 and December 31, 2013, interest credits as defined under each of the prior WEC Energy Group Plan formulas will be taken into account but not any additional pay credits.
Participants who were “grandfathered” as of December 31, 1995, as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.
The life annuity payable under the WEC Energy Group Plan is determined by converting the hypothetical account balance credits into annuity form.
Individuals who were participants in the WEC Energy Group Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the formula in effect through December 31, 1995, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.
For Mr. Lauber, estimated benefits under the grandfathered formula are higher than under the cash balance plan formula. Messrs. Fletcher and Garvin do not participate in the grandfathered formula.
Under the WEC Energy Group Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.
Pursuant to the Internal Revenue Code, only $280,000 of pension eligible earnings (base pay and annual incentive compensation) could be considered for purposes of the WEC Energy Group Plan in 2019.

WEC Energy Group	P-54	2020 Proxy Statement

Supplemental Executive Retirement Plans and Individual Letter Agreements
Designated officers of WEC Energy Group, including all of the NEOs (other than Ms. Kelsey) participate in the SERP, which is part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Energy Group Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the WEC Energy Group Executive Deferred Compensation Plan. Except for a “change in control” of WEC Energy Group, as defined in the SPP, and pursuant to the terms of the ILAs discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP. Although Messrs. Klappa and Kuester remain participants in the SPP, they no longer accrue any benefits under the plan as a result of their earlier retirements.
WEC Energy Group entered into an agreement with Mr. Fletcher when he first commenced employment in 2011 to provide him with supplemental retirement benefits upon his retirement, provided he completed one year of service with the Company. The supplemental retirement payments are intended to make the total retirement benefits payable to Mr. Fletcher comparable to that which would have been received under his prior employer’s defined benefit pension plan, calculated without regard to Internal Revenue Code limits, and as if Mr. Fletcher’s employment continued with the prior employer and the defined benefit formula then in effect under the prior employer’s plan continued to his retirement. The retirement benefits payable as a result of this agreement will be offset by the value of any qualified and non-qualified defined benefit pension plan of the prior employer.
WEC Energy Group entered into an individual letter agreement with Mr. Klappa when he first commenced employment in 2003 to provide him with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to Mr. Klappa comparable to that which would have been received under the WEC Energy Group Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until his retirement, calculated without regard to Internal Revenue Code limits, and as if Mr. Klappa had started participation in the WEC Energy Group Plan at age 27. As a result, pursuant to the terms of the agreement, which terminated upon Mr. Klappa’s retirement in May 2016, Mr. Klappa had 38.67 years of credited service under the WEC Energy Group Plan and the SERP upon his retirement in May 2016.
WEC entered into an individual letter agreement with Mr. Kuester when he first commenced employment in 2003 that was similar to Mr. Klappa’s agreement to provide him with supplemental retirement benefits upon retirement at or after age 60. Pursuant to the terms of the agreement, which terminated upon Mr. Kuester’s retirement in January 2013, Mr. Kuester’s benefits under the WEC Energy Group Plan and the SERP are being paid under the prior plan benefit formula as in effect on December 1, 1995, and as if Mr. Kuester had started with WEC Energy Group at age 22. As a result, Mr. Kuester had 40.33 years of credited service under the WEC Energy Group Plan and the SERP upon his retirement in January 2013.
The Company entered into an agreement with Mr. Garvin when he was hired in April 2011 that provides for a supplemental pension benefit account, which was credited with $50,000. This account is credited with interest annually at the same rate as the WEC Energy Group Plan. The account balance will vest at the earliest to occur of Mr. Garvin attaining age 60 or completion of 10 years of service.
The purpose of these agreements was to ensure that Messrs. Fletcher, Klappa, and Garvin did not lose pension earnings by joining the executive management team at WEC Energy Group they otherwise would have received from their former employers. Without providing a means to retain these pension benefits, it would have been difficult for WEC Energy Group to attract these officers.
The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Corporation 2014 Rabbi Trust, a grantor trust, funds certain non-qualified benefits, including the SPP and the ILAs, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.
WEC Energy Group Retirement Savings Plan
Effective January 1, 2015, all newly hired management employees, including executive officers, will receive an annual contribution equal to 6% of pension-eligible wages from the Company into WEC Energy Group’s 401(k) plan rather than participate in the WEC Energy Group Plan. Pension-eligible wages consist of annual base salary and STPP payouts. In connection with this plan, the Compensation Committee adopted the WEC Energy Group Non-Qualified Retirement Savings Plan which provides “make-whole” benefits to address Internal Revenue Code limits on the amount of money that can be contributed to a 401(k) plan.
Since Messrs. Klappa and Kuester are considered new employees, they will no longer accrue additional benefits under the WEC Energy Group Plan; however, Messrs. Klappa and Kuester, along with Ms. Kelsey, are entitled to receive Company contributions to the 401(k) plan and Non-Qualified Retirement Savings Plan.

WEC Energy Group	P-55	2020 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2019
The following table reflects activity by the NEOs during 2019 in WEC Energy Group’s Executive Deferred Compensation Plan discussed below.

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (2)
	($)	($)	($)	($)	($)
J. Kevin Fletcher	492,464	59,053	170,491	—	3,525,522
Gale E. Klappa	59,231	32,415	358,874	998,326	6,174,391
Scott J. Lauber	199,595	51,854	164,607	—	2,109,120
Frederick D. Kuester	—	—	60,595	300,482	901,445
Margaret C. Kelsey	37,776	17,758	86,828	—	364,688
Robert M. Garvin	73,608	30,862	197,623	—	1,029,106

(1)	All of the amounts are reported as compensation in the "Summary Compensation Table" of this proxy statement.

(2)
$1,258,355, $7,015,650, $458,853, $2,350,309, $380,074, and $52,924 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Fletcher, Klappa, Lauber, Kuester, and Garvin, and Ms. Kelsey, respectively. The amounts reported in this column for Messrs. Klappa and Kuester are lower than these previously reported amounts because Messrs. Klappa and Kuester have been receiving distributions under the WEC Energy Group Executive Deferred Compensation Plan. The amount for Ms. Kelsey includes a $150,000 contribution from WEC Energy Group in 2017 that vests upon Ms. Kelsey’s third anniversary with the Company.

Executive Deferred Compensation Plan
WEC Energy Group maintains two executive deferred compensation plans in which the NEOs participate: the Legacy WEC Energy Group Executive Deferred Compensation Plan (the “Legacy EDCP”), and the WEC Energy Group Executive Deferred Compensation Plan (the “EDCP”) adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. The Legacy EDCP provides that (1) amounts earned, deferred, vested, credited, and/or accrued as of December 31, 2004 are preserved and frozen (subject to appreciation in value of such amounts) so that these amounts are exempt from Section 409A and (2) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of the EDCP as in effect on December 31, 2019 are described below, as are the payout provisions of the Legacy EDCP.
The EDCP. Under the plan, a participant may defer up to 50% of his or her base salary, annual incentive compensation and vested awards of performance units. Stock option gains and vested restricted stock may not be deferred into the EDCP. Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching, and the amount of eligible compensation actually deferred. Also, in our discretion, the Company may credit any other amounts, as appropriate, to each participant’s account.
Participants may elect to participate in the WEC Energy Group Common Stock Fund and/or the Prime Rate Fund. The Company tracks each participant’s account balance as though the balance was actually invested in these funds. Fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among the two measurement funds. Contributions and deductions may be made to each participant’s account based on the performance of the measurement fund(s) elected.
The annual rate of return for the calendar year ended December 31, 2019 for the WEC Energy Group Common Stock Fund and the Prime Rate Fund was 33.2% and 5.31%, respectively.
Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may periodically make changes to their measurement fund elections.
At the time of his or her deferral election, each participant may designate a prospective payout election for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout delays the initial payment at least five years beyond the originally designated payout date. In addition, the Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

WEC Energy Group	P-56	2020 Proxy Statement

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC Energy Group or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC Energy Group or its subsidiaries within 18 months after a change in control of WEC Energy Group, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.
The Legacy EDCP. At the time of his or her deferral election, each participant designated a prospective payout election for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.
The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation payable to each of our NEOs in the event of termination of each executive’s employment. These amounts are in addition to each NEO’s aggregate balance in the EDCP at fiscal year-end 2019, as reported in the "Aggregate Balance at Last Fiscal Year-End" column under “Nonqualified Deferred Compensation for Fiscal Year 2019.” The amount of compensation payable to each NEO upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control,” disability, and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2019 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the NEOs upon termination. The amounts shown under “Normal Retirement” assume the NEOs were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the NEOs terminated employment as of December 31, 2019, which was within 18 months of a change in control of WEC Energy Group. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2019.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.
Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability
In the event a NEO voluntarily terminates employment or is terminated for cause, death, or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, prorated annual incentive compensation;

•	401(k) plan and EDCP account balances;

•	the WEC Energy Group Plan cash balance;

•
in the case of death or disability, full vesting in all outstanding stock options, restricted stock, and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP and ILAs; and

•	if voluntary termination occurs after age 60, such termination is treated as a normal retirement.
NEOs are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the officer life insurance benefit if the NEO participates in such benefit.

WEC Energy Group	P-57	2020 Proxy Statement

Payments Made Upon Normal Retirement
In the event of the retirement of a NEO, the officer will receive:
•accrued but unpaid base salary and prorated annual incentive compensation;
•full vesting in all outstanding stock options and a prorated amount of performance units;
•full vesting in all retirement plans, including the WEC Energy Group Plan, SERP, and ILAs;
•401(k) plan and EDCP account balances; and
•the value of unused vacation days, if any.
Payments Made Under Employment Agreement Upon a Change in Control, Involuntary Termination, or Termination for Good Reason
WEC Energy Group entered into a written employment agreement with Mr. Fletcher effective October 31, 2011. The Compensation Committee did not amend or otherwise modify Mr. Fletcher’s employment agreement in any way in connection with his appointment as President and CEO. Pursuant to the terms of this agreement, Mr. Fletcher is entitled to severance benefits if his employment is terminated (1) by the Company for any reason other than cause, death, or disability, or (2) by Mr. Fletcher for good reason. Upon termination, Mr. Fletcher’s agreement provides for (1) a lump sum payment equal to 2.99 times his annual base salary for the fiscal year in which termination occurs, and (2) health, life and other welfare benefits (excluding disability benefits) for a period of three years following termination.
Generally, pursuant to Mr. Fletcher’s ILA, good reason means:
(1) a material reduction in Mr. Fletcher's base compensation;
(2) a material change in the geographic location at which Mr. Fletcher must perform services; or
(3) a material breach of the agreement by the Company.
WEC Energy Group also entered into a written employment agreement with Ms. Kelsey effective September 18, 2017. Pursuant to the terms of this agreement, Ms. Kelsey is entitled to severance benefits if her employment is involuntarily terminated by the Company for any reason other than performance prior to September 18, 2020. Upon termination, Ms. Kelsey’s agreement provides for a lump sum payment equal to 1.5 times her then current annual base salary plus target annual incentive. After this benefit expires on September 18, 2020, Ms. Kelsey will be eligible to participate in the Severance Pay Plan, in which all management employees are eligible to participate.
The employment agreements Messrs. Klappa and Kuester entered into upon commencement of their employment with WEC Energy Group in 2003 terminated upon their retirements in May 2016 and January 2013, respectively.
In addition, pursuant to the terms of the SPP (and for Mr. Fletcher, his ILA) retirement benefits are paid to all participating NEOs upon termination of employment within 18 months of a change in control. Participants appointed by the Company, including the NEOs, are also eligible to receive a supplemental disability benefit pursuant to the terms of the WEC Energy Group Supplemental Long Term Disability Plan, in an amount equal to the difference between the actual amount of the benefit payable under the long term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.
Payments under the Severance Pay Plan
Messrs. Klappa, Lauber, Kuester, and Garvin have not entered into any agreement that currently provides for severance benefits upon a change in control or otherwise. These officers are eligible to participate in the Company’s Severance Pay Plan, in which all management employees are eligible to participate. In the event a participant is involuntarily terminated, other than for cause, death, disability, retirement, or resignation, the participant is entitled to receive severance pay in an amount equal to the sum of: (1) 4% of the participant’s annual base salary and target bonus, plus (2) 4% of the participant’s annual base salary and target bonus multiplied by his or her completed years of service with the Company. The maximum amount of severance pay that can be received under the plan is twelve months of a participant’s annual base salary and target bonus.

WEC Energy Group	P-58	2020 Proxy Statement

Potential Payments to Named Executive Officers Upon Termination or Change in Control of the Company
The following tables show the potential payments upon termination or a change in control of the Company for:

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
J. Kevin Fletcher
Compensation:
Cash Severance	—	—	—	3,001,960	3,001,960	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	955,042	—	—	2,235,840	2,235,840	2,235,840
Restricted Stock	—	—	—	—	504,406	504,406	504,406
Options	—	2,087,576	—	—	2,087,576	2,087,576	2,087,576
Benefits & Perquisites:
Retirement Plans	9,689,338	9,689,338	9,689,338	9,689,338	9,689,338	9,689,338	5,564,750
Health and Welfare Benefits	—	—	—	56,131	56,131	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	3,012,000
Total	9,689,338	12,731,956	9,689,338	12,747,429	17,575,251	14,517,160	13,404,572

Gale E. Klappa
Compensation:
Cash Severance	—	—	—	1,318,593	1,318,593	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	—	—	—	—	—	—
Restricted Stock	—	—	—	—	1,423,478	1,423,478	1,423,478
Options	—	3,838,036	—	—	3,838,036	3,838,036	3,838,036
Benefits & Perquisites:
Retirement Plans	27,556,725	27,556,725	27,556,725	27,556,725	27,556,725	27,556,725	—
Health and Welfare Benefits	—	—	—	9,355	9,355	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	—
Total	27,556,725	31,394,761	27,556,725	28,884,673	34,146,187	32,818,239	5,261,514

Scott J. Lauber
Compensation:
Cash Severance	—	—	—	1,125,000	1,125,000	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,056,310	—	—	2,132,081	2,132,081	2,132,081
Restricted Stock	—	—	—	—	448,607	448,607	448,607
Options	—	2,016,482	—	—	2,016,482	2,016,482	2,016,482
Benefits & Perquisites:
Retirement Plans	829,884	829,884	829,884	829,884	829,884	829,884	754,123
Health and Welfare Benefits	—	—	—	9,355	9,355	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	—
Total	829,884	3,902,676	829,884	1,964,239	6,561,409	5,427,054	5,351,293

WEC Energy Group	P-59	2020 Proxy Statement

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
Frederick D. Kuester
Compensation:
Cash Severance	—	—	—	714,840	714,840	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	—	—	—	—	—	—
Restricted Stock	—	—	—	—	2,211,399	2,211,399	2,211,399
Options	—	2,853,808	—	—	2,853,808	2,853,808	2,853,808
Benefits & Perquisites:
Retirement Plans	10,704,765	10,704,765	10,704,765	10,704,765	10,704,765	10,704,765	5,424,705
Health and Welfare Benefits	—	—	—	9,355	9,355	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	—
Total	10,704,765	13,558,573	10,704,765	11,428,960	16,494,167	15,769,972	10,489,912

Margaret C. Kelsey
Compensation:
Cash Severance	—	—	—	1,216,687	1,216,687	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	720,685	—	—	1,442,016	1,442,016	1,442,016
Restricted Stock	—	—	—	—	266,268	266,268	266,268
Options	—	966,468	—	—	966,468	966,468	966,468
Benefits & Perquisites:
Retirement Plans	—	—	—	—	—	—	—
Health and Welfare Benefits	—	—	—	9,355	9,355	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	1,622,250
Total	—	1,687,153	—	1,226,042	3,900,794	2,674,752	4,297,002

Robert M. Garvin
Compensation:
Cash Severance	—	—	—	272,064	272,064	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	562,511	—	—	1,111,372	1,111,372	1,111,372
Restricted Stock	—	—	—	—	246,715	246,715	246,715
Options	—	1,225,883	—	—	1,225,883	1,225,883	1,225,883
Benefits & Perquisites:
Retirement Plans	546,327	625,759	546,327	625,759	625,759	625,759	612,895
Health and Welfare Benefits	—	—	—	9,355	9,355	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	1,374,060
Total	546,327	2,414,153	546,327	907,178	3,491,148	3,209,729	4,570,925

WEC Energy Group	P-60	2020 Proxy Statement

PAY RATIO DISCLOSURE
The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals without creating an incentive for our NEOs to take excessive risks. In line with this objective, the Company’s general pay practice for all management employees is to target the median pay for each individual’s position at comparably sized companies.
For 2019, the annual total compensation of Mr. Fletcher, our principal executive officer serving in that position on December 31, 2019, of $9,262,101, as shown in the Summary Compensation Table above (“CEO Compensation”), was approximately 73 times the annual total compensation of the median employee of $127,703.
We identified the median employee as of October 7, 2017, using total wages and earnings paid during the rolling 12-month period ended October 7, 2017, as reflected in our internal payroll records (including, without limitation, base salary, wages plus overtime, and annual cash incentive payments, as applicable), for all individuals who were employed by us or any of our consolidated subsidiaries on October 7, 2017 (whether employed on a full-time, part-time, seasonal or temporary basis and including union and non-union employees). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation, which includes annual salary, bonus, change in pension value and 401(k) matching by the Company. As defined under the pay ratio disclosure rules, the median employee remained the same since there has been no change in the Company's employee population or employee compensation that would significantly affect the pay ratio.
To provide further context to our pay practices, due to the complexity of the work associated with operating public utilities, our workforce tends to be more highly skilled than workforces at companies in other industries. Additionally, our employees often work for the Company for long periods of time; our average employee tenure is 15 years.

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES
As part of its process to determine the 2019 compensation of WEC Energy Group’s NEOs, the Compensation Committee analyzed whether WEC Energy Group’s compensation program taken as a whole creates risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded it does not. This analysis applies generally to the compensation program for WEC Energy Group’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the NEOs. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect the Company.
There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of WEC Energy Group’s compensation program that could incentivize risk-taking by our employees, and therefore have a reasonable likelihood of materially adversely affecting the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent upon the achievement of certain performance levels by the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the Company’s compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe WEC Energy Group’s compensation program incentivizes unreasonable risk-taking by management.
The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officers’ level. The guidelines require the Company’s executive officers to hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 600% of base salary. The Compensation Committee believes these stock ownership guidelines further discourage unreasonable risk taking by Company officers.
As part of this analysis, we also considered the nature of WEC Energy Group’s business as a public utility holding company and the fact that substantially all of the Company’s earnings and other financial results are generated by, or relate to, regulated public utilities. The highly regulated nature of WEC Energy Group’s business, including limits on the amount of profit the Company’s public utility subsidiaries (and therefore, WEC Energy Group) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on the Company.

WEC Energy Group	P-61	2020 Proxy Statement

PROPOSAL 3: RATIFICATION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITORS FOR 2020

The Audit and Oversight Committee of the Board of Directors has sole authority to select, evaluate, and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2020. The Audit and Oversight Committee believes that stockholder ratification of this matter is important considering the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the selection.

Deloitte & Touche LLP has served as the independent auditors for the Company for the last 18 fiscal years beginning with the fiscal year ended December 31, 2002. The members of the Audit and Oversight Committee and the other members of the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and our stockholders.

Ratification of Deloitte & Touche LLP as the Company's independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by abstention or otherwise, have no effect on the outcome of this matter.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them. Information concerning Deloitte & Touche LLP can be found in the following pages.

The Board of Directors recommends that you vote “FOR”
the ratification of Deloitte & Touche LLP as independent auditors for 2020.

WEC Energy Group	P-62	2020 Proxy Statement

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax, and other services of the independent auditors. As such, the Audit and Oversight Committee is responsible for the audit fee negotiations associated with the Company’s retention of independent auditors.
The Audit and Oversight Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact. In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. In addition, the Audit and Oversight Committee is directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner.
Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit (1) a description of all services anticipated to be rendered, as well as an estimate of the fees for each of the services, for the Audit and Oversight Committee to approve, and (2) written confirmation that the performance of any non-audit services is permissible and will not impact the firm’s independence. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Audit and Oversight Committee specifically provides for a different period. A fee level will be established for all permissible, pre-approved non-audit services. Any additional audit service, audit-related service, tax service, and other service must also be pre-approved.
The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Audit and Oversight Committee Chair is required to report any pre-approval decisions at the next scheduled Audit and Oversight Committee meeting. Under the pre-approval policy, the Audit and Oversight Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.
Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board (United States) (the "PCAOB") to be performed by the Company’s independent auditors. These services include: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker-dealer, investment advisor or investment banking services; legal services and expert services unrelated to the audit; services provided for a contingent fee or commission; and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Audit and Oversight Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the Audit and Oversight Committee chair or to an immediate family member of these individuals, including spouses, spousal equivalents, and dependents.
Fee Table. The following table shows the fees, all of which were approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2019 and 2018, and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Exchange Act.

	2019	2018
Audit Fees (1)	$5,357,908	$5,531,450
Audit-Related Fees (2)	260,000	—
Tax Fees (3)	31,500	67,226
All Other Fees (4)	7,811	8,495
Total	$5,657,219	$5,607,171

(1)
Audit Fees consist of fees for professional services rendered in connection with: (1) the audits of the annual financial statements of the Company and its subsidiaries, (2) the audits of the effectiveness of internal control over financial reporting, and (3) other non-recurring audit work. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” No such services were received from Deloitte & Touche LLP in 2018.

(3)
Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice. This can include preparation of tax returns, claims for refunds, payment planning, and tax law interpretation.

(4)
All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP plus the subscription cost for the use of a Deloitte & Touche LLP accounting research tool.

WEC Energy Group	P-63	2020 Proxy Statement

AUDIT AND OVERSIGHT COMMITTEE REPORT
The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of WEC Energy Group, Inc. In addition, the Audit and Oversight Committee oversees compliance with legal and regulatory requirements. The Audit and Oversight Committee operates under a written charter approved by the Board, which can be found in the “Governance” section of the Company’s Website at wecenergygroup.com.

The Audit and Oversight Committee is also directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function.

In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. For 2020, the Audit and Oversight Committee has appointed Deloitte & Touche LLP to remain as the Company’s independent auditors, subject to stockholder ratification. The members of the Audit and Oversight Committee and other members of the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

The Audit and Oversight Committee is directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner in conjunction with a mandated rotation policy and is also responsible for audit fee negotiations with Deloitte & Touche LLP.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon.

The Audit and Oversight Committee held six meetings during 2019. Meetings are designed to facilitate and encourage open communication among the members of the Audit and Oversight Committee, management, the internal auditors, and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws.

We have reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2019, and the independent auditor’s report on those financial statements. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP presented the matters required to be discussed with the Audit and Oversight Committee by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. This review included a discussion with management and the independent auditors about the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, as well as the disclosures relating to critical accounting policies and the auditor's discussion about critical audit matters in its report on the audited consolidated financial statements.

In addition, we received the written disclosures and correspondence relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit and Oversight Committee concerning independence. The Audit and Oversight Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board that the audited financial statements be included in WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and filed with the Securities and Exchange Commission.

Respectfully submitted to WEC Energy Group stockholders by the Audit and Oversight Committee of the Board.

The Audit and Oversight Committee

Thomas J. Fischer, Committee Chair
Barbara L. Bowles
Patricia W. Chadwick
Danny L. Cunningham
Henry W. Knueppel

WEC Energy Group	P-64	2020 Proxy Statement

WEC Energy Group Common Stock Ownership

Beneficial Ownership. The following table lists the beneficial ownership of WEC Energy Group common stock of each director, director nominee, NEO, and of all of the directors and executive officers as a group as of January 31, 2020. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of January 31, 2020. Included are shares owned by each individual’s spouse, minor children, or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC Energy Group’s Stock Plus Investment Plan and WEC Energy Group’s 401(k) plans. None of these persons beneficially owns more than 1% of the outstanding common stock.

Name	Shares Beneficially Owned (1)
	Shares Owned (2) (3) (4)		Option Shares Exercisable Within 60 Days	Total
Barbara L. Bowles	20,076		—	20,076
Albert J. Budney, Jr.	5,704		—	5,704
Patricia W. Chadwick	19,389		—	19,389
Curt S. Culver	1,707		—	1,707
Danny L. Cunningham	5,805		—	5,805
William M. Farrow III	5,681		—	5,681
Thomas J. Fischer	42,762		—	42,762
J. Kevin Fletcher	16,480		17,345	33,825
Robert M. Garvin	9,529		104,240	113,769
Maria C. Green	1,531		—	1,531
Margaret C. Kelsey	6,029		—	6,029
Gale E. Klappa	213,500		240,830	454,330
Henry W. Knueppel	19,977		—	19,977
Frederick D. Kuester	50,950		—	50,950
Thomas K. Lane	3,231		—	3,231
Scott J. Lauber	21,732		34,370	56,102
Ulice Payne, Jr.	24,651		—	24,651
Mary Ellen Stanek	4,132		—	4,132
All directors and executive officers as a group (24 persons)	499,927	(5)	467,695	967,622	(6)

(1)
Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)
Certain directors, NEOs, and other executive officers also hold share units in the WEC Energy Group phantom common stock account under WEC Energy Group’s deferred compensation plans as indicated: Ms. Bowles (1,546), Mr. Budney (9,355), Mr. Culver (107,545), Mr. Cunningham (2,705), Mr. Fischer (7,807), Mr. Garvin (7,295), Ms. Kelsey (3,879), Mr. Lauber (1,258), Mr. Payne (2,174), Ms. Stanek (29,628), and all directors and executive officers as a group (202,014). Share units are intended to reflect the performance of WEC Energy Group common stock and are payable in cash. While these units do not represent a right to acquire WEC Energy Group common stock, have no voting rights, and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, NEOs, and other executive officers that is tied to the performance of WEC Energy Group common stock.

(3)
Each individual has sole voting and investment power as to all shares listed for such individual, except (i) the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Budney (902), Mr. Culver (176), Mr. Fischer (39,231), Mr. Klappa (5,000), Mr. Knueppel (18,446) and Ms. Stanek (2,601), and all directors and executive officers as a group (66,356) and (ii) Mr. Lane disclaims beneficial ownership of 1,700 shares held by a limited liability company, which is owned by two trusts for the benefit of Mr. Lane's immediate family members.

(4)
The directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power:, Ms. Bowles (1,531), Mr. Budney (1,531), Ms. Chadwick (1,531), Mr. Culver (1,531), Mr. Cunningham (1,531), Mr. Farrow (1,531), Mr. Fischer (1,531), Mr. Fletcher (7,994), Mr. Garvin (2,457), Ms. Green (1,531), Ms. Kelsey (3,242), Mr. Klappa (14,182), Mr. Knueppel (1,531), Mr. Kuester (20,931), Mr. Lane (1,531), Mr. Lauber (4,972), Mr. Payne (1,531), Ms. Stanek (1,531), and all directors and executive officers as a group (79,079).

(5)	None of the shares beneficially owned by the directors, NEOs, or all directors and executive officers as a group are pledged as security.

(6)	Represents approximately 0.31% of total WEC Energy Group common stock outstanding on January 31,2020.

WEC Energy Group	P-65	2020 Proxy Statement

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC Energy Group common stock, based on the information they have reported. This information is based upon Schedule 13G filed with the SEC and reflects stock holdings as of December 31, 2019. These holdings have not been otherwise adjusted for stock activity that may have occurred since December 31, 2019, if any.

Name and Address (1)	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
	Sole	Shared	Sole	Shared
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	552,828	214,398	39,789,155	655,297	40,444,452	12.82%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	27,068,337	—	29,641,382	—	29,641,382	9.40%
State Street Corporation One Lincoln Street Boston, MA 02111	—	11,814,615	—	17,720,442	17,735,023	5.62%

(1)	Filed on behalf of itself and certain of its subsidiaries.

Delinquent Section16(a) Reports

Section 16(a) of the Exchange Act, as amended, requires the Company’s executive officers, directors, and persons owning more than 10% of WEC Energy Group’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC Energy Group with the SEC and the New York Stock Exchange. Specific due dates for those reports have been established by the SEC, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2019 fiscal year. To the Company’s knowledge, based on a review of filings with the SEC and the representations of the persons required to file these reports, all applicable reporting requirements for fiscal year 2019 were complied with in a timely manner, except that due to broker error, an open market purchase of common stock by Curt Culver was inadvertently reported late.

WEC Energy Group	P-66	2020 Proxy Statement

Annual Meeting and Voting Information

BUSINESS OF THE ANNUAL MEETING
Proposal 1: Election of Twelve Directors for Terms Expiring in 2021. The Board recommends a vote FOR each of the nominees. The twelve individuals will be elected as directors if the number of votes cast in person or by proxy at the Meeting favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter.

Proposal 2: Advisory Vote to Approve Compensation of the Named Executive Officers, Commonly Referred to as a “Say-on-Pay” Vote. The Board recommends a vote FOR this proposal. Approval, on a non-binding, advisory basis, of the compensation of the NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration.

Proposal 3: Ratification of Deloitte & Touche LLP as Independent Auditors for 2020. The Board recommends a vote FOR this proposal. Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by abstention or otherwise, have no effect on the outcome of this matter.

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the Meeting, the persons named as the proxies in the form of proxy will vote the proxy at their discretion.

VOTING INFORMATION
Who can vote?
Common stockholders as of the close of business on the Record Date, February 26, 2020, can vote. Each outstanding share of WEC Energy Group common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by stockholders at WEC Energy Group’s principal business office, 231 W. Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. The list will also be available at the Meeting.

How do I vote?
There are several ways to vote:

•	By Internet. The Company encourages you to vote this way.

•	By toll-free, touch-tone telephone.

•	By completing and mailing your proxy card.

•	By written ballot at the Meeting.

If you wish to vote through the Internet (whether by computer, tablet or smartphone) or by telephone, please follow the instructions on your Notice Regarding the Availability of Proxy Materials, proxy card, or the information forwarded to you by your bank or broker, as applicable. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on Tuesday, May 5, 2020.

If you are a participant in WEC Energy Group’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Energy Group Common Stock ESOP Fund in any of WEC Energy Group’s 401(k) plans, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for WEC Energy Group’s 401(k) plans will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in WEC Energy Group’s 401(k) plans, the trustee will vote those shares in the same proportion that all shares in the WEC Energy Group Common Stock ESOP Fund in each respective 401(k) plan, for which voting instructions have been received, are voted.

If you are a beneficial owner and your bank or broker holds your shares in its name, they are permitted to vote your shares in the ratification of the independent auditors even if the broker does not receive voting instructions from you. However, for matters considered non-routine, which includes proposals 1 and 2, your broker or other record holder of your shares will not be permitted to vote your shares unless you provide voting instructions. If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend the Meeting, but may not vote at the Meeting unless you bring a legal proxy from your broker, bank, or other holder of record.

WEC Energy Group	P-67	2020 Proxy Statement

What does it mean if I get more than one proxy?
It means your shares are held in more than one stock account. Please vote all proxies to ensure all of your shares are counted.

What constitutes a quorum?
As of the February 26, 2020 Record Date, there were 315,434,531 shares of WEC Energy Group common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Can I change my vote?
You may change your vote or revoke your proxy at any time prior to the closing of the polls by any of the following methods:

•	Entering a new vote by telephone, Internet, tablet or smartphone;

•	Returning a later-dated proxy card;

•	Voting in person at the Meeting; or

•	Notifying WEC Energy Group’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Margaret C. Kelsey. Any revocation should be filed with her at WEC Energy Group’s principal business office, 231 W. Michigan Street., PO Box 1331, Milwaukee, Wisconsin 53201.

Attendance at the Meeting will not, in itself, constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given in a properly completed proxy, the proxy will be voted as the Board recommends.

Who conducts the proxy solicitation?
The Board is soliciting these proxies. WEC Energy Group will bear the cost of the solicitation of proxies. The Company contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC Energy Group or our subsidiaries may solicit proxies by telephone, personally, or by other communications, without compensation apart from their normal salaries. WEC Energy Group has retained Morrow Sodali LLC to assist in the solicitation of proxies for a fee of $23,000 plus reimbursement of expenses. WEC Energy Group will also reimburse brokers, banks, and other nominees for forwarding proxy materials to beneficial stockholders.

Who will count the votes?
Computershare, which will also serve as Inspector of Election, will tabulate the vote. Computershare is the Company’s transfer agent.

Where can I find the voting results from the Meeting?
The Meeting voting results will be published in a Form 8-K, available no later than May 12, 2020 on the Company’s website, wecenergygroup.com, under the “Investors” section.

ELECTRONIC ACCESS TO ANNUAL MEETING INFORMATION
Why did I receive a separate Notice Regarding the Availability of Proxy Materials (Notice) instead of printed proxy materials?
Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we began mailing a separate Notice to stockholders on or about March 25, 2020, instead of a full set of our printed proxy materials. The Notice is not a proxy card and cannot be used to vote your shares. However, the Notice includes instructions on how to access our proxy materials online and vote your shares.

You may request a printed set of proxy materials by (1) logging on to www.envisionreports.com/wec and following the applicable instructions, (2) calling 866-641-4276, or (3) sending an email requesting a paper copy of current meeting materials to investorvote@computershare.com with "Proxy Materials WEC Energy Group" in the subject line and your full name and address plus the number located in the shaded bar on the Notice.

If your shares are held by a broker, trustee, bank, or other nominee, please refer to the instructions provided by such record holder on how to access our proxy materials and vote.

WEC Energy Group	P-68	2020 Proxy Statement

What practices may stockholders follow that are friendly to the environment and help reduce printing and postage costs?
Stockholders may wish to participate in the following:

•	View the following documents online at www.envisionreports.com/wec:
▪Notice of Annual Meeting
▪Proxy Statement
▪2019 Annual Report
▪Form of Proxy

•	Vote your proxy by telephone, Internet, tablet or smartphone. Page P-6

•	Choose to receive future proxy materials and annual reports electronically instead of receiving paper copies.
If you are a registered stockholder and received a paper copy of our proxy materials or a paper notice this year, you may elect to receive access to future copies of these documents and other stockholder communications (e.g., investment plan statements, tax documents, and more) electronically by (1) following the instructions when voting by Internet or by telephone, or (2) registering for our eDelivery paperless communication program.
If your shares are held by a broker, trustee, bank or other nominee, please refer to the instructions provided by such record holder on how to elect to receive access to our future proxy materials and annual reports online.
By delivering our proxy materials electronically, we can provide you with the information you need quickly, efficiently, and in a more cost-effective manner.

•	Choose our eDelivery paperless communication program for all your stockholder needs.
Electronic distribution gives stockholders faster delivery of account documents and saves the Company and our stockholders the cost of printing and mailing these materials. eDelivery also provides you with fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents, and more. You may access your registered stockholder account and sign up for eDelivery at www.computershare.com/investor.

•	Sign up for Householding.
“Householding” is a delivery method that allows for only one paper copy of the Annual Report and Proxy Statement to be delivered to stockholders who reside at the same address.

If you are a registered stockholder and received multiple paper copies of the Annual Report and Proxy Statement, you may wish to contact the Company’s transfer agent, Computershare, at 800-558-9663, to request householding, or you may provide written instructions to WEC Energy Group, c/o Computershare, P.O. Box 505000, Louisville, KY 40233-5000. If you wish to receive separate copies of the Annual Report and Proxy Statement now or in the future, or to discontinue householding entirely, you may contact the Company’s transfer agent using the contact information provided above. Upon request, the Company will promptly send a separate copy of the document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker, or other holder of record, you may request householding by contacting the holder of record.

ANNUAL MEETING ATTENDANCE
How do I pre-register to attend the Annual Meeting?
All stockholders of WEC Energy Group are invited to attend the 2020 Annual Meeting of Stockholders, which will be held at the New York Stock Exchange. To pre-register, contact Stockholder Services by email at
wec.stockholder-services.contact@wecenergygroup.com or by telephone at 800-881-5882 to complete the pre-registration process.

If you hold your shares in “street name” through an intermediary, such as a bank, brokerage firm, or other nominee, please send a written request either by regular mail, fax or email, along with proof of share ownership, such as a bank, or brokerage firm account statement, a copy of the voting instruction card provided by your broker, or a letter from the broker, trustee, bank or nominee holding your shares to: Stockholder Services, 231 W. Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201; fax: 414-221-3888; or email: wec.stockholder‑services.contact@wecenergygroup.com.

Requests to attend the meeting will be processed in the order in which they are received and must be received no later than Thursday, April 29, 2020. If we cannot confirm you are a registered stockholder or beneficial owner, we will contact you for further information.

WEC Energy Group	P-69	2020 Proxy Statement

Annual Meeting Admission
You must pre-register to attend. You will be required to present your government-issued photo identification (e.g., valid driver's license or passport) at the external security checkpoint located at 18 Broad Street (corner of Broad Street and Exchange Place). We will then verify your name against our stockholder list. If you own shares in the name of your broker, bank, or other nominee (“street name”), you should bring your proof of share ownership with you to the Meeting. If we cannot verify that you are a stockholder, you may not be admitted to the Meeting.

The Meeting will begin promptly at 2:30 p.m., Eastern time. Check-in will begin at 1:30 p.m., Eastern time. Please allow at least 20 minutes for check-in procedures.

NYSE Security Procedures for Guests
You must pre-register in order to attend.

•	Guests should arrive at the external security checkpoint located at 18 Broad Street (corner of Broad Street and Exchange Place).

•	All guests of the NYSE are required to show a government issued photo ID (e.g., valid driver's license or passport) and go through airport-like security upon entering the NYSE.

•	Once through the internal security checkpoint, all guests will be greeted by a member of the event staff and escorted to the event space.

•	Business casual attire is required for all guests visiting the NYSE (jeans/sneakers are not permitted).

•	No firearms or weapons will be allowed in the NYSE.

•	No signs, banners, placards, handouts, and similar materials will be allowed on NYSE premises.

Annual Meeting Map
Annual Meeting Guidelines

•	The business of the Meeting will follow as set forth in the agenda, which you will receive upon check-in.

•
Stockholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda. If you wish to speak, please go to the nearest microphone and wait to be recognized by the Chairman or CEO. State your name before asking your question. Questions from the floor are limited to three minutes to provide an opportunity for as many stockholders as possible.

•
The use of cameras, recording devices, and other electronic devices will not be permitted during the Meeting except by those employed by the Company to provide a record of the proceedings. Please silence all cell phones and other electronic devices.

Attendees who fail to comply with these guidelines risk expulsion from the Meeting. In the event of a disruption, the Chairman may immediately adjourn the Meeting and declare the polls open for such period of time as he may determine to receive votes by proxy or ballot on items of business properly brought before the Meeting.

Who do I contact if I have questions about the Annual Meeting?
If you need more information about the Meeting, call us at 800-881-5882, or write to Stockholder Services, 231 W. Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

WEC Energy Group	P-70	2020 Proxy Statement

STOCKHOLDER NOMINEES AND PROPOSALS
Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2021 Annual Meeting of Stockholders must submit the candidates' names and qualifications to the Corporate Governance Committee no later than November 1, 2020 via the Corporate Secretary, Margaret C. Kelsey. Stockholders may also propose director candidates for consideration and recommendation by the Board by following the guidelines outlined in the Company's bylaws and summarized below.

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2021 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 25, 2020.

Under our proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares of common stock for at least three years and has complied with the other requirements set forth in the Company’s bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2021 Annual Meeting of Stockholders, the nominations must be received by our Corporate Secretary and must arrive at the Company in a timely manner, between 120 and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with our last annual meeting, which would be no earlier than October 26, 2020 and no later than November 25, 2020.

Stockholders who intend to present a proposal or director nominee at the 2021 Annual Meeting of Stockholders without inclusion of such proposal or nominee in the Company’s proxy materials, are required to provide notice of such proposal or nomination, containing the information required by the Company’s bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2021 Annual Meeting of Stockholders. The 2021 Annual Meeting of Stockholders is tentatively scheduled for May 6, 2021.

Correspondence regarding the above should be directed to the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal business office, 231 W. Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

Availability of Form 10-K

A copy (without exhibits) of WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the SEC, is available without charge to any stockholder of record or beneficial owner of WEC Energy Group common stock by writing to the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal business office, 231 W. Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201. The WEC Energy Group consolidated financial statements and certain other information found in the Form 10-K are provided in our 2019 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC Energy Group’s other filings with the SEC, is also available in the “Investors” section of the Company’s Website at wecenergygroup.com.

WEC Energy Group	P-71	2020 Proxy Statement

Appendix A – Earnings and Earnings Per Share GAAP Reconciliation

Diluted Earnings Per Share	2017	2016	2015
WEC Energy Group GAAP EPS	$3.79	$2.96	$2.34
Tax benefit related to Tax Cuts and Jobs Act of 2017	(0.65)	—	—
Acquisition costs	—	0.01	0.30
WEC Energy Group adjusted EPS	$3.14	$2.97	$2.64

We have provided adjusted earnings per share (non-GAAP earnings per share) as a complement to, and not as an alternative to, reported earnings per share presented in accordance with GAAP. For 2017, adjusted earnings per share exclude a one-time reduction in income tax expense related to a revaluation of our deferred taxes as a result of the Tax Cuts and Jobs Act of 2017. For 2015 and 2016, adjusted earnings per share exclude costs related to the acquisition of Integrys Energy Group. Neither of these items is indicative of the Company's operating performance. Therefore, we believe that the presentation of adjusted earnings per share is relevant and useful to investors to understand WEC Energy Group's operating performance. Management uses such measures internally to evaluate the Company's performance and manage its operations.

WEC Energy Group	P-72	2020 Proxy Statement

WEC Energy Group

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern time, on Tuesday, May 5, 2020.

Online
Go to **www.investorvote.com/WEC** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/WEC

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Patricia W. Chadwick	☐	☐	☐	02 - Curt S. Culver	☐	☐	☐	03 - Danny L. Cunningham	☐	☐	☐
04 - William M. Farrow III	☐	☐	☐	05 - Thomas J. Fischer	☐	☐	☐	06 - J. Kevin Fletcher	☐	☐	☐
07 - Maria C. Green	☐	☐	☐	08 - Gale E. Klappa	☐	☐	☐	09 - Henry W. Knueppel	☐	☐	☐
10 - Thomas K. Lane	☐	☐	☐	11 - Ulice Payne, Jr.	☐	☐	☐	12 - Mary Ellen Stanek	☐	☐	☐

	For	Against	Abstain
2. Advisory Vote to Approve Compensation of the Named Executive Officers	☐	☐	☐
3. Ratification of Deloitte & Touche LLP as Independent Auditors for 2020	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 P C F

036WTF

Annual Meeting of Stockholders

Annual meeting site:

Please refer to page P-70 of the Proxy Statement for NYSE security procedures and Annual Meeting attendance guidelines.

Broadway
Wall St.
New St.
New York Stock Exchange
11 Wall St.
Broad St.
Exchange Pl.
Security Checkpoint

Can't make it to the meeting? You may view a live webcast on our website at www.wecenergygroup.com/invest/annualmtg.htm

WEC Energy Group

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

WEC Energy Group

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WEC Energy Group, Inc.

Notice of 2020 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 6, 2020

Scott J. Lauber and Margaret C. Kelsey, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of WEC Energy Group, Inc. on May 6, 2020 or at any postponement or adjournment thereof. All prior Proxies are hereby revoked.

Your shares of stock will be voted as you specify on the reverse side of this card. If no choice is specified, your Proxy will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

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